TERM LOAN AGREEMENT

Dated as of November 2, 2007

among

LEV PHARMACEUTICALS, INC.
and
LEV DEVELOPMENT CORP.,

as joint and several Borrowers,

and

The Lenders Party Hereto From Time to Time

and

MAST CAPITAL MANAGEMENT, LLC,

as Administrative Agent and Collateral Agent

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT dated as of November 2, 2007 (this “Agreement”) is by and among Lev Pharmaceuticals, Inc., a Delaware corporation (“Lev”), and Lev Development Corp., a Delaware corporation (“Development” and Lev, each a “Borrower” and collectively, the “Borrowers”), the lenders from time to time party hereto (the “Lenders”), and Mast Capital Management, LLC as administrative agent and collateral agent (the “Agent”).

The parties hereto agree as follows:

ARTICLE 1

Definitions

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Accounts” means all of the Borrowers’ now owned or hereafter acquired or arising accounts, as defined in the UCC, including all rights to payment for the sale or lease of goods or rendition of services, whether or not such rights to payment have been earned by performance.

“Affiliate” means, with respect to a specified Person, another Person that Controls or is Controlled by or is under common Control with the Person specified, provided, that, for purposes of this Agreement, no Credit Party shall be deemed to be an Affiliate of any other Credit Party.

“Agent” means Mast Capital Management, LLC in its capacities as administrative agent and collateral agent under any of the Loan Documents, or any successor administrative agent or collateral agent.

“Anti-Terrorism Laws” mean any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Percentage” means with respect to any Lender at any time, with respect to such Lender’s Commitment at any time, the percentage of the Total Commitments represented by such Lender’s Commitment at such time; provided that if the Commitment of each Lender to make Term Loans have been terminated pursuant to Section 8.1 or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any fund that invests in commercial loans and is managed or advised by, or is an Affiliate of, the Agent.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Agent, in the form of Exhibit H annexed hereto or any other form approved by the Agent which complies with the provisions of Section 10.4.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the one-year anniversary of the Closing Date, (b) the date of termination of the commitment of each Lender to make Term Loans and (c) the date of acceleration of the Term Loans pursuant to Section 8.1 hereof.

“BLA(s)” means the biologics license applications for Cinryze™ submitted by Lev to the United States Food and Drug Administration.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower(s)” means (a) each of Lev and Development, individually, and (b) Lev and Development, collectively, as joint and several Borrowers.

“Borrowing” means a borrowing consisting of simultaneous Term Loans made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” means, as applicable, the Pre-Approval Borrowing Base, the Post-Approval Borrowing Base or the Post-Control Agreement Borrowing Base.

“Borrowing Base Certificate” means as applicable, the “Pre-Approval Borrowing Base Certificate” in substantially the form of Exhibit B-1 , the “Post-Approval Borrowing Base Certificate” in substantially the form of Exhibit B-2 or the “Post-Control Agreement Borrowing Base Certificate” in substantially the form of Exhibit B-3, signed by a Designated Financial Officer certifying the amount of the Borrowing Base as of the date set forth therein.

“Business” means the business of (a) developing and commercializing C1-INH products for the treatment of hereditary angioedema and other diseases and disorders in which inflammation is known or believed to play an underlying role, (b) and otherwise making commercial use of its inventory and product components, including without limitation the operation of plasma collection centers and the processing and resale of human blood plasma, and (c) business lines ancillary to the foregoing.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed.

“C-1 Poor Human Blood Plasma” means a liquid product comprised of Source Plasma (as defined in the Code of Federal Regulations, 21 CFR Part 640) that has had the coagulation factors and C-1 Esterase Inhibitor removed through a series of manufacturing processes.

“Capital Expenditures” means all payments due (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, Capital Lease Obligations, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges, and other items presented in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all corporate stock, units, shares, partnership interests, membership interests, equity interests, rights, securities, or other equivalent evidences of ownership (however designated) issued to any Person.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change after the Closing Date in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by the Lender with any request, guideline or directive (whether or not having the force of law), other than a request or directive to comply with any law, rule or regulation in effect on the Closing Date, of any Governmental Authority made or issued after the Closing Date.

“Change of Control” means (a) if any Person or group of Persons acting in concert, other than the owners of more than 10% of outstanding securities of the Borrowers as of Closing Date, having voting rights in the election of directors, shall own or control, directly or indirectly, more than 40% of the outstanding securities of the Borrowers having voting rights in the election of directors, in each case to be determined on a fully diluted basis and taking into account any outstanding securities or contract rights exercisable, exchangeable or convertible into Capital Stock; or (b) Joshua D. Schein, PhD. or Judson Cooper shall for any reason cease to serve in a senior managerial position with Lev and Lev shall fail within sixty (60) days of the date that Joshua D. Schein, PhD. or Judson Cooper ceases to serve in such position, to retain a replacement for Joshua D. Schein, PhD. or Judson Cooper who has comparable industry experience and is reasonably acceptable to the Agent.

“Closing Date” means the date during which the Effective Time shall occur.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the Property in which Liens are purported to be granted hereunder and under the other Loan Documents as security for the Obligations of the Credit Parties hereunder.

“Commitment” means, as to each Lender, its obligation to make its portion of the Term Loans to the Borrowers pursuant to Section 2.1. The aggregate principal amount of the Commitments of all of the Lenders in effect on the Closing Date is TWENTY MILLION DOLLARS ($20,000,000), provided, however, that in no event shall the Commitments exceed the Borrowing Base.

“Compliance Certificate” means the compliance certificate in substantially the form of Exhibit C, signed by a Designated Financial Officer certifying to the financial covenants set forth in Section 7.10 as of the date set forth therein.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. A Person who owns or holds Capital Stock, beneficial interests or other securities representing ten percent (10%) or more of the Total Voting Power of another Person, on a fully diluted basis, shall be deemed, for purposes of this Agreement, to “control” such other Person.

“Control Agreement” has the meaning assigned to such term in Section 5.1(g)

“Copyrights” means all copyrights, whether statutory or common law, owned by or assigned to the Credit Parties, and all exclusive and nonexclusive licenses to the Credit Parties from third parties or rights to use copyrights owned by such third parties, including, without limitation, the registrations, applications and licenses listed on Schedule 4.5(b) and (c) hereto, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.

“Credit Parties” means the Borrowers and all Subsidiary Guarantors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Financial Officer” means an individual holding one or more of the following offices with the Borrowers: chief executive officer, chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller.

“Direct Foreign Subsidiary” means any Foreign Subsidiary whose outstanding voting capital stock is owned by a Credit Party or a Domestic Subsidiary.

“Discount Rate” means a rate per annum equal to the sum of (x) the average yield on a United States Treasury Note having a term as close as possible to the remaining term of the Term Loans, as quoted by two nationally recognized investment brokers reasonably selected by Agent on the third Business Day preceding any prepayment date, plus (y) 0.50%.

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by any Credit Party to any Person other than to another Credit Party excluding (a) the granting of Permitted Liens hereunder and (b) any sale, assignment, transfer or other disposition of (i) any property sold or disposed of in the ordinary course of business and on ordinary business terms, (ii) any property no longer used or useful in the business of the Credit Parties and (iii) any Collateral pursuant to an exercise of remedies by the Lender hereunder or under any other Loan Document.

“Distribution” means, in respect of any Person (other than a natural Person): (a) the payment or making of any dividend or other distribution of property in respect of such Person’s Capital Stock (excluding any options or warrants for, or other rights with respect to, such stock) of such corporation, other than distributions in such Person’s Capital Stock of the same class; or (b) the redemption or other acquisition by such corporation of any Capital Stock (or any options or warrants for such Capital Stock) of such Person for cash (other than the repurchase or cancellation of any fractional shares of Capital Stock in connection with any stock split or combination).

“Domestic Subsidiary” means any Subsidiary of the Borrowers organized or incorporated under the laws of a state in the United States and denominated as a “Domestic Subsidiary” in Schedule 4.4.

“EBITDA” means, for any period, (a) the net income of the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) for such period, plus (b) to the extent deducted in calculating net income (i) income taxes accrued during such period, (ii) Interest Expense during such period, and (iii) depreciation, amortization and other non-cash charges accrued for such period, minus (c) to the extent such items were added in calculating net income (i) extraordinary or unusual gains during such period, (ii) proceeds received during such period in respect of Casualty Events and Dispositions, and (iii) interest income.

“Effective Time” means the time specified in a written notice from the Lender when the conditions specified in Article 5 are satisfied (or waived in accordance with Section 10.2).

“Eligible Accounts” means (a) the aggregate face amount of the accounts receivable outstanding and owed to the Borrowers as determined in accordance with GAAP consistently applied and as entered on the books and records of the Borrowers in the ordinary course of the business operations of the Borrowers which satisfy each of the requirements set forth below, minus (b) without duplication, the aggregate amount of any returns, discounts (which may, at the Agent’s option, be calculated on the shortest term), claims, credits, chargebacks, contra accounts, allowances or excise taxes of any nature (whether issued, owing, granted or outstanding):

(i) the subject goods have been sold and/or services have been rendered on an absolute sale basis and on an open account basis to an account debtor which is not (A) the United States government or any department, agency or instrumentality thereof, any State, City, Town or other political subdivision within the United States or any department, agency or instrumentality thereof, unless the Assignment of Claims Act of 1940, as amended, or the applicable State or local law, regulation or requirement has been complied with to the satisfaction of the Agent or (B) an Affiliate of any Borrower;

(ii) an invoice (in form and substance reasonably acceptable to the Agent) has been sent to the applicable account debtor and bears an invoice date contemporaneous with or later than the date of sale of such goods or rendering of such service;

(iii) the account receivable does not arise from a sale to the account debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-assignment, sale-on-appraisal, consignment or any other repurchase or return basis;

(iv) the account is not evidenced by chattel paper or an instrument of any kind, and has not been reduced to judgment;

(v) the account debtor is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind;

(vi) the account debtor is credit worthy and not experiencing financial difficulties that could affect the collectability of the account, as reasonably determined by the Credit Parties based on reasonably prudent and customary customer due diligence (and provided such account debtor’s most recent financial statements do not contain a going concern qualification);

(vii) the account debtor is an entity organized under the laws of one of the United States, whose main office is also located within the United States (including Puerto Rico as within the United States), or, if the account debtor is not such an entity organized and located within the United States, the account is insured by a letter of credit issued or confirmed by a bank acceptable to the Agent or by other credit enhancements, in each case in form and substance satisfactory to the Agent;

(viii) the account receivable is a valid and legally enforceable obligation of the account debtor thereunder, it is not subject to recoupment, offset (other than discount for prompt payment) or other defense on the part of such account debtor or to any claim on the part of such account debtor denying liability thereunder;

(ix) the account receivable is not subject to any Lien of any kind except for the Lien of the Agent securing the obligations of the Credit Parties under this Agreement;

(x) the account receivable has not remained outstanding in whole or in part for more than (A) ninety (90) days after the invoice date or (B) sixty (60) days after the due date;

(xi) the account receivable does not arise out of a transaction (direct or indirect) with an employee, officer, agent, director or stockholder of any Credit Party;

(xii) the account receivable is not owing from an account debtor from whom thirty-three percent (33%) or more of the dollar amount of all accounts receivable are deemed ineligible under clause (x) above;

(xiii) the total unpaid accounts receivable owing from such account debtor do not exceed fifty percent (50%)of all Eligible Accounts; provided that this requirement shall not be effective until 180 days after the first sale of Eligible Cinryze Inventory to a non-affiliated third party;

(xiv) the account receivable constitutes Collateral in which the Agent has a first priority Lien securing the Obligations of the Credit Parties under this Agreement;

(xv) the Borrowers have not made an agreement with the account debtor to extend the time of payment of the subject account receivable;

(xvi) the account debtor is not located in Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction’s tax law must file a “Business Activity Report” (or other applicable report) or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts or arising under such jurisdiction’s laws); provided, that accounts receivable which would be Eligible Accounts but for the terms of this clause (xvi) shall nonetheless be deemed to be Eligible Accounts if the Borrowers have filed a “Business Activity Report” (or other applicable report) with the applicable state office or are qualified to do business in such jurisdiction and, at the time the account receivable was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current “Business Activity Report” (or other applicable report); and

(xvii) the account receivable is denominated in U.S. Dollars;

provided, however, that (A) the Agent may in its reasonable credit judgment exclude particular accounts from the definition of Eligible Accounts and may impose additional and/or more restrictive eligibility or valuation criteria than those set forth above as preconditions for any account to be deemed to be an Eligible Account hereunder, and (B) an account deemed to be an Eligible Account at any one point in time may be excluded by the Agent in its reasonable credit judgment at a future point in time.

“Eligible Blood Plasma Inventory” means the Borrowers’ raw human blood plasma inventory and C-1 Poor Human Blood Plasma, recorded on the books and records of the Borrowers in the ordinary course of the business operations of the Borrowers valued on a first in first out basis at the lower of (a) the fair market value of such inventory, or (b) the cost charged by suppliers that are not Affiliates of the Credit Parties, which inventory satisfies each of the following requirements:

(i) is in good and merchantable condition,

(ii) meets all standards imposed by any government agency having regulatory authority over such goods and/or their use, manufacture and/or sale;

(iii) has been physically received in the continental United States by the Borrowers and is located at a facility that is (a) owned by the Borrowers, (b) leased by the Borrowers, (c) a third party warehouse, or (d) in the possession of a bailee; provided that no inventory located at a leased facility, third party warehouse or bailee shall be deemed to be “Eligible Blood Plasma Inventory” hereunder unless the landlord, warehouseman or bailee of such facility shall have entered into an agreement reasonably satisfactory in form and substance to the Agent acknowledging the Liens of the Agent and granting the Agent unrestricted access to such inventory;

(iv) is currently useable or currently salable in the normal course of the business operations;

(v) does not constitute unsaleable, damaged or unfit inventory, or inventory in excess of market demand;

(vi) does not arise from a sale to an account debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis;

(vii) is not subject to any Lien of any kind except for the Lien of the Agent securing Obligations under the Loan Documents;

(viii) has not been sold to any Person; and

(ix) constitutes Collateral in which the Agent has a First Priority Lien securing the obligations of the Credit Parties under this Agreement;

provided, however, that (A) the aggregate amount of Eligible Blood Plasma Inventory shall be computed net of such reserves as the Agent shall deem appropriate, (B) the Agent may in its reasonable credit judgment exclude particular items of inventory from the definition of Eligible Blood Plasma Inventory and may impose additional and/or more restrictive eligibility or valuation criteria than those set forth above as preconditions for any item of inventory to be deemed to be Eligible Blood Plasma Inventory hereunder, and (C) inventory deemed to be Eligible Blood Plasma Inventory at any one point in time may be excluded by the Agent in its reasonable credit judgment at a future point in time.

“Eligible Cinryze Inventory” means the Borrowers’ Cinryze™ (C1 inhibitor) inventory, recorded on the books and records of the Borrowers in the ordinary course of the business operations of the Borrowers valued on a first in first out basis at the lower of (a) the fair market value of such inventory, or (b) the cost charged by suppliers that are not Affiliates of the Credit Parties, which inventory satisfies each of the following requirements:

(i) is in good and merchantable condition,

(ii) meets all standards imposed by any government agency having regulatory authority over such goods and/or their use, manufacture and/or sale;

(iii) has been physically received in the continental United States by the Borrowers and is located at a facility that is (a) owned by the Borrowers, (b) leased by the Borrowers, (c) a third party warehouse, or (d) in the possession of a bailee; provided that no inventory located at a leased facility, third party warehouse or bailee shall be deemed to be “Eligible Cinryze Inventory” hereunder unless the landlord, warehouseman or bailee of such facility shall have entered into an agreement reasonably satisfactory in form and substance to the Agent acknowledging the Liens of the Agent and granting the Agent unrestricted access to such inventory;

(iv) is currently useable or currently salable in the normal course of the business operations;

(v) does not constitute unsaleable, damaged or unfit inventory, or inventory in excess of market demand;

(vi) does not arise from a sale to an account debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis;

(vii) is not subject to any Lien of any kind except for the Lien of the Agent securing Obligations under the Loan Documents;

(viii) has not been sold to any Person; and

(ix) constitutes Collateral in which the Agent has a First Priority Lien securing the obligations of the Credit Parties under this Agreement;

provided, however, that (A) the aggregate amount of Eligible Cinryze Inventory shall be computed net of such reserves as the Agent shall deem appropriate, (B) the Agent may in its reasonable credit judgment exclude particular items of inventory from the definition of Eligible Cinryze Inventory and may impose additional and/or more restrictive eligibility or valuation criteria than those set forth above as preconditions for any item of inventory to be deemed to be Eligible Cinryze Inventory hereunder, and (C) inventory deemed to be Eligible Cinryze Inventory at any one point in time may be excluded by the Agent in its reasonable credit judgment at a future point in time.

“Eligible Foreign Accounts” means (a) the aggregate face amount of the accounts receivable outstanding and owed to the Borrowers as determined in accordance with GAAP consistently applied and as entered on the books and records of the Borrowers in the ordinary course of the business operations of the Borrowers that satisfy all of the requirements of the definition of Eligible Accounts other than part (vii) and (xvii) thereof provided that such account is denominated in euros, minus (b) without duplication, the aggregate amount of any returns, discounts (which may, at the Agent’s option, be calculated on the shortest term), claims, credits, chargebacks, contra accounts, allowances or excise taxes of any nature (whether issued, owing, granted or outstanding).

“Eligible Sanquin Inventory” means the Borrowers’ raw human blood plasma inventory and C-1 Poor Human Blood Plasma inventory that is contracted for resale within 30 days that satisfy all of the requirements of the definition of Eligible Blood Plasma Inventory other than part (iii) thereof, and that have been physically received by Sanquin and are located at a facility owned or leased by Sanquin; provided, however, that (A) the aggregate amount of Eligible Sanquin Inventory shall be computed net of such reserves as the Agent shall deem appropriate, (B) the Agent may in its reasonable credit judgment exclude particular items of inventory from the definition of Eligible Sanquin Inventory and may impose additional and/or more restrictive eligibility or valuation criteria than those set forth above as preconditions for any item of inventory to be deemed to be Eligible Sanquin Inventory hereunder, and (C) inventory deemed to be Eligible Sanquin Inventory at any one point in time may be excluded by the Agent in its reasonable credit judgment at a future point in time.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of Capital Stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Credit Parties, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code. Notwithstanding the foregoing, for purposes of any liability related to a Multiemployer Plan under Title IV of ERISA, the term “ERISA Affiliate” means any trade or business that, together with the Credit Parties, is treated as a single employer within the meaning of Section 4001(b) of ERISA.

“ERISA Event” means (a) a “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder for which the notice requirement has not been waived with respect to any Pension Plan, (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by any Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan, or (f) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excess Availability” means, as of any date, the difference between (a) the lesser of (i) the Total Commitment and (ii) the Borrowing Base, and (b) the sum of the outstanding principal amount of the Term Loans.

“Excess Cash” means, as of any date of determination, the Borrowers’ cash and cash equivalents on hand, minus the amount of cash reasonably determined by the Borrowers, the Agent and the Lenders to be necessary to fund normal operating expenses, cash Interest Expenses and Capital Expenditures of the Borrowers for a period of 90 days.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any Obligation hereunder, (a) income, net worth or franchise taxes imposed on (or measured by) its net income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its lending office is located or in which it is taxable solely on account of some connection other than the execution, delivery or performance of this Agreement or the receipt of income hereunder, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrowers are located.

“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Debt” means Indebtedness of the Credit Parties existing as of the Effective Time, which is permitted to remain outstanding after the Effective Time under Section 7.1 and is listed on Schedule 7.1 hereto.

“FAC Regulations” has the meaning assigned to such term in Section 4.22

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“FCPA” has the meaning assigned to such term in Section 4.22.

“Fiscal Year” means, with respect to any Credit Party, such Credit Party’s Fiscal Year for accounting purposes. The Fiscal Year of the Credit Parties is a calendar year.

“Fixed Charge Coverage Ratio” means, for any Reference Period, the ratio of (a) (i) EBITDA of the Credit Parties for such period minus (ii) the aggregate amount of all Capital Expenditures during such period minus (iii) the aggregate amount paid, or required to be paid (without duplication), in cash in respect of the current portion of all income taxes for such period to (b) the sum for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP), of (i) the aggregate amount of Interest Expense for such period and (ii) the aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money (including the principal component of any payments in respect of Capital Lease Obligations) paid or required to be paid during such period.

“Foreign Subsidiary” means any Subsidiary of the Borrowers other than the Domestic Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligations in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Guarantor” means any Person, including, without limitation, any Subsidiary Guarantor, which is a guarantor hereunder as of the Effective Time or which becomes a guarantor hereunder after the Effective Time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated or subject to regulation pursuant to any Environmental Law.

“Indebtedness” means, without duplication, with respect to any Person (the “subject Person”), all liabilities, obligations and indebtedness of the subject Person to any other Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property, excluding purchases of property, product, merchandise and services in the ordinary course of business, but including (a) in the case of the Credit Parties, all Obligations; (b) all obligations and liabilities of any Person secured by any Lien on the subject Person’s property, even though the subject Person shall not have assumed or become liable for the payment thereof; (except unperfected Liens incurred in the ordinary course of business and not in connection with the borrowing of money); provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the book value of such property as would be shown on a balance sheet of the subject Person prepared in accordance with GAAP; (c) all Capital Lease Obligations and other obligations or liabilities created or arising under any conditional sale or other title retention agreement with respect to property used or acquired by the subject Person, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the book value of such property as would be shown on a balance sheet of the subject Person prepared in accordance with GAAP; (d) all obligations and liabilities under Guarantees; (e) the present value of lease payments due under synthetic leases; (f) all obligations and liabilities under any asset securitization or sale/leaseback transaction; and (g) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; provided, further, however, that in no event shall the term Indebtedness include the Capital Stock surplus, retained earnings, minority interests in the common stock of Subsidiaries, lease obligations (other than pursuant to (c) or (e) above), reserves for deferred income taxes and investment credits, other deferred credits or reserves.

“Indemnified Taxes” means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

“Intercompany Indebtedness” has the meaning assigned to such term in Section 10.9.

“Interest Expense” means, for any period, the sum, without duplication, for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued or paid during such period, but excluding capitalized debt acquisition costs (including fees and expenses related to this Agreement) plus (b) all fees and expenses, (but excluding reimbursement of legal fees) incurred hereunder during such period.

“Interest Payment Date” has the meaning assigned to such term in Section 2.1(c).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership, limited liability company or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business provided that in no event shall the term of any such inventory or supply advance, loan or extension of credit exceed 180 days); or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. Notwithstanding the foregoing, none of the following shall be deemed “Investments” for purposes hereof: (i) Capital Expenditures, (ii) acquisitions of inventory in the ordinary course of business, and (iii) acquisitions of current assets in the ordinary course of business.

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), other than an operating lease, relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Term Notes, the Pledge and Security Agreement, any intellectual property security agreement, the Warrants, the Registration Rights Agreement and any other instruments or documents executed and delivered or to be delivered to the Lender from time to time pursuant to this Agreement, as the same may be supplemented and amended from time to time in accordance with their respective terms.

“Loan Notice” means a notice of a Borrowing of Term Loans pursuant to Section 2.1(b), which shall be substantially in the form of Exhibit A.

“Make Whole Amount” means an amount equal to the positive difference, if any, between (i) the present value (computed using the Discount Rate) as of any date of prepayment of all or any portion of the Term Loans of all remaining scheduled payments of principal and interest (computed based on the applicable Term Loan Rate and the Term Loan Rate) required to be paid in respect of the portion of the Term Loans to be prepaid, and (ii) the outstanding principal amount of the portion of the Term Loans to be prepaid as of such prepayment date plus accrued and unpaid interest in respect of such portion of the Term Loans through such prepayment date.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Credit Parties taken as a whole; (b) a material impairment of the ability of any Credit Party to perform under any Loan Document to which it is a party or the rights of or benefits available to the Lenders under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any material Loan Document to which it is a party.

“Material Indebtedness” means Indebtedness (other than the Term Loans, in an aggregate principal amount exceeding $100,000.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Payments” means,

(a) with respect to any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation received by the Credit Parties in respect of such Casualty Event net of (i) reasonable expenses incurred by the Credit Parties in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and (iii) any income and transfer taxes payable by the Credit Parties in respect of such Casualty Event;

(b) with respect to any Disposition, the aggregate amount of all cash payments received by the Credit Parties directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition, net of (i) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees and expenses payable by the Credit Parties in connection therewith, (ii) any Federal, state and local income or other Taxes estimated to be payable by the Credit Parties as a result thereof, (iii) any repayments by the Credit Parties of Indebtedness to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property, and (iv) any repayments by the Credit Parties to minority stockholders if and to the extent permitted hereby; and

(c) with respect to any incurrence of Indebtedness or offering of equity securities, the aggregate amount of all cash proceeds received by the Credit Parties therefrom less all legal, underwriting and similar fees and expenses incurred in connection therewith.

“New Subsidiary” has the meaning assigned to such term in Section 6.11.

“Obligations” means (a) the aggregate outstanding principal balance of and all interest on the Term Loans made by the Lenders to the Borrowers (including any interest accruing after the commencement of any proceeding by or against the Borrowers under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as a claim enforceable against the Borrowers in any such proceeding), and (b) all fees, costs, charges, expenses and other obligations from time to time owing to the Lender or any Affiliate of the Lender by the Credit Parties hereunder or under any other Loan Document.

“OFAC Regulations” has the meaning assigned to such term in Section 4.22.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents, provided that there shall be excluded from “Other Taxes” all Excluded Taxes.

“Patents” means all patents issued or assigned to and all patent applications made by the Credit Parties and, to the extent that the grant of a security interest does not cause a breach or termination thereof, all exclusive and nonexclusive licenses to the Credit Parties from third parties or rights to use patents owned by such third parties, including, without limitation, the patents, patent applications and licenses listed on Schedule 4.5 (b) and (c) hereto, along with any and all (a) inventions and improvements described and claimed therein, (b) reissues, divisions, continuations, extensions and continuations-in-part thereof, (c) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, (d) rights to sue for past, present and future infringements thereof, and (e) any other rights corresponding thereto throughout the world.

“Pension Plan” means any Plan that is a defined benefit pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 90 days from the date of acquisition thereof and having, at such date of acquisition, the credit rating of both A-1 from Standard and Poor’s Ratings Service (or the highest equivalent rating of any successor service) and P-1 from Moody’s Investors Service, Inc. (or the highest equivalent rating of any successor service), other than commercial paper secured by leveraged collateralized debt obligations and asset-backed securities;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $100,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in money market mutual funds that are rated AAAm by Standard& Poor’s Rating Service; and

(f) obligations of any corporation organized under the laws of state of the United States of America or under the laws of any other nation, payable in the United States of America, expressed to mature not later than 180 days following the date of issuance thereof and rated in an investment grade rating category by Standard & Poors and Moody’s.

“Permitted Liens” has the meaning set forth in Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA in which any Credit Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA, including, but not limited to, any Pension Plan or Multiemployer Plan.

“Pledge and Security Agreement” means the Pledge and Security Agreement in substantially the form of Exhibit E annexed hereto executed by each of the Credit Parties and delivered to the Agent on the Closing Date, as the same may be modified or amended from time to time with the consent of the Agent.

“Post-Approval Borrowing Base” means, at the relevant time of reference thereto, an amount reasonably determined by the Agent by reference to the most recent Borrowing Base Certificate delivered by the Borrowers after the approval of any BLA to the Agent and the Lenders that is equal to the sum of:

(a) the lower of cost or market of the Eligible Blood Plasma Inventory that is comprised of raw human blood plasma, plus

(b) 75% of Eligible Accounts, plus

(c) 100% of Excess Cash; plus

(d) 65% of the lower of cost or market of the Eligible Cinryze Inventory located in the United States, plus

(e) if Sanquin has executed and delivered to the Agent a control agreement, in form and substance reasonably satisfactory to the Agent, 50% of the lower of cost or market of the Eligible Sanquin Inventory.

In determining the Post-Approval Borrowing Base from time to time, the Agent may, but shall not be required to, rely upon reports or analyses generated by the Borrowers (including, without limitation, Borrowing Base Certificates) and reports or analyses generated by or on behalf of the Agent or any Lender. Notwithstanding anything to the contrary set forth herein, the Agent may in its reasonable credit judgment at any time and from time to time upon three (3) Business Days prior notice, adjust the percentages of Eligible Accounts and undrawn amount of documentary letters of credit included within the Post-Approval Borrowing Base.

“Post-Control Agreement Borrowing Base” means, at the relevant time of reference thereto, an amount reasonably determined by the Agent by reference to the most recent Borrowing Base Certificate delivered by the Borrowers to the Agent and the Lenders that is equal to the sum of:

(a) the lower of cost or market of the Eligible Blood Plasma Inventory that is comprised of raw human blood plasma, plus

(b) 75% of Eligible Accounts, plus

(c) 100% of Excess Cash; plus

(d) 65% of the lower of cost or market of the Eligible Cinryze Inventory located in the United States, plus

(e) if Sanquin has executed and delivered to the Agent a Control Agreement in form and substance reasonably satisfactory to the Agent, 70% of the lower of cost or market of the Eligible Sanquin Inventory in which the Agent, for the benefit of the Lenders, has obtained a perfected first priority security interest, plus

(f) 70% of Eligible Foreign Accounts in which the Agent, for the benefit of the Lenders , has obtained a perfected first priority security interest.

In determining the Post-Control Agreement Borrowing Base from time to time, the Agent may, but shall not be required to, rely upon reports or analyses generated by the Borrowers (including, without limitation, Borrowing Base Certificates) and reports or analyses generated by or on behalf of the Agent or any Lender. Notwithstanding anything to the contrary set forth herein, the Agent may in its reasonable credit judgment at any time and from time to time upon three (3) Business Days prior notice, adjust the percentages of Eligible Foreign Accounts included within the Post-Control Agreement Borrowing Base.

“Post-Default Rate” means, a rate per annum equal to the Term Loan Rate plus two percent (2%).

“Pre-Approval Borrowing Base” means, at the relevant time of reference thereto, an amount reasonably determined by the Agent by reference to the most recent Borrowing Base Certificate delivered by the Borrowers to the Agent and the Lenders, prior to the approval of any BLA, that is equal to the sum of:

(a) the lower of cost or market of the Eligible Blood Plasma Inventory that is comprised of raw human blood plasma, plus

(b) 75% of Eligible Accounts, plus

(c) 100% of Excess Cash.

In determining the Pre-Approval Borrowing Base from time to time, the Agent may, but shall not be required to, rely upon reports or analyses generated by the Borrowers (including, without limitation, Borrowing Base Certificates) and reports or analyses generated by or on behalf of the Agent or any Lender. Notwithstanding anything to the contrary set forth herein, the Agent may in its reasonable credit judgment at any time and from time to time upon three (3) Business Days prior notice, adjust the percentages of Eligible Accounts included within the Pre-Approval Borrowing Base.

“Prepayment Fee” has the meaning assigned to such term in Section 2.2.

“Property” means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.

“Proprietary Rights” means, with respect to any Credit Party, all Patents, Trademarks and Copyrights and other intellectual property material to such Credit Party’s business.

“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of the Agent, desirable in order to create or perfect Liens on any Registered Proprietary Rights.

“Real Property Asset” means, at any time of determination, any and all real property owned, leased or subleased by the Credit Parties.

“Reference Period” means with respect to any date of determination, (except as may be otherwise expressly provided herein) the period of twelve consecutive calendar months of the immediately preceding such date of determination; provided that for purposes of determining the Fixed Charge Coverage Ratio and Senior Leverage Ratio for (i) the twelve (12) month period ending December 31, 2008, such ratios shall be calculated for the six (6) month period ending December 31, 2008 and (ii) for the twelve (12) month period ending March 31, 2009 such ratios shall be calculated as for the nine (9) month period ending March 31, 2009.

“Register” has the meaning assigned to such term in Section 10.4.

“Registered Proprietary Rights” has the meaning assigned to such term in Section 4.5(c).

“Registration Rights Agreement” means the Registration Rights Agreement, dated the Closing Date, in substantially the form of Exhibit G annexed hereto, among Lev and the Lenders, as the same may be modified or amended from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders whose Applicable Percentage is more than 50% of the Commitment or if the Commitment has been terminated, the outstanding Term Loans and participations.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock in, any Credit Party or any Subsidiary now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock in, any Credit Party or any Subsidiary now or hereafter outstanding (other than the payments to retire or cancel any fractional shares of Capital Stock in connection with any stock split or consolidation), (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock in, any Credit Party or any Subsidiary, and (iv) any payment made to any Affiliates of any Credit Party or any Subsidiary in respect of management, consulting or other similar services provided to any Credit Party or any Subsidiary.

“Sanquin” means Sanquin Blood Supply Foundation, an Amsterdam-based not-for-profit organization.

“SEC Reports” has the meaning assigned to such term in Section 4.12.

“Senior Debt” means, as at any date of determination thereof, the aggregate amount of all Indebtedness owing from the Borrowers to the Lenders under the Loan Documents.

“Senior Leverage Ratio” means, at any date of determination thereof, the ratio of (a) Senior Debt as of such date to (b) EBITDA of the Credit Parties during the applicable Reference Period ending on such date.

“Special Counsel” means Edwards Angell Palmer & Dodge LLP, in its capacity as special counsel to the Lender.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent. References herein to “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of the Borrowers.

“Subordinated Indebtedness” means any other Indebtedness of the Credit Parties incurred after the Closing Date in the aggregate principal amount not to exceed $10,000,000 with the consent of the Agent, which consent shall not be unreasonably withheld or delayed, that by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Term Loans and to the other Obligations of the Credit Parties by provisions in form and substance reasonably satisfactory to the Agent and Special Counsel.

“Subsidiary Guarantor” means, any Subsidiary of the Borrowers, which becomes a Guarantor hereunder after the Effective Time by complying with the requirements of Section 6.11.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loans” has the meaning specified in Section 2.1.

“Term Loan Maturity Date” means the earlier to occur of (a) November 1, 2010, and (b) the date of acceleration of the Term Loans pursuant to Section 8.1 hereof.

“Term Loan Rate” means 13.5%.

“Term Notes” means the promissory notes, substantially in the form of Exhibit D annexed hereto, issued by the Borrowers in favor of the Lenders and evidencing the Term Loans.

“Total Commitment” means the aggregate amount of the Commitments of all Lenders hereunder.

“Total Voting Power” means, with respect to any Person, the total number of votes which holders of securities having the ordinary power to vote, in the absence of contingencies, are entitled to cast in the election of directors of such Person.

“Trademarks” means all trademarks (including service marks), federal and state trademark registrations and applications made by the Credit Parties, common law trademarks and trade names owned by or assigned to the Credit Parties, all registrations and applications for the foregoing and all exclusive and nonexclusive licenses from third parties of the right to use trademarks of such third parties, including, without limitation, the registrations, applications, unregistered trademarks, service marks and licenses listed on Schedule 4.5(b) and (c) hereto, along with any and all (a) renewals thereof, (b) income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages, claims and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign trademarks, trademark registrations, and trade name applications for any thereof and any other rights corresponding thereto throughout the world.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time, of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Liens in favor of the Agent and the Lenders in any portion of the Collateral.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Dollars” or “$” refers to lawful money of the United States of America.

“Warrants” means the warrants in substantially the form of Exhibit F annexed hereto executed by Lev and delivered to the Lenders on the Closing Date, which warrants shall be immediately exercisable for 900,000 common stock, $.01 par value per share of Lev, for a period of three years following the Closing Date, with a strike price based on the volume weighted average share price of Lev, as calculated by Bloomberg VWAP function for the 30 trading days preceding the Closing Date.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.

1.4 Joint and Several Obligations; Designated Financial Officers.

(a) All Obligations of the Credit Parties hereunder shall be joint and several. Any notice, request, waiver, consent or other action made, given or taken by any Credit Party shall bind all Credit Parties.

(b) Each Credit Party hereby authorizes each of the Designated Financial Officers listed in Schedule 1.4 hereto to act as agent for each Credit Party and to execute and deliver on behalf of each Credit Party such notices, requests, waivers, consents, certificates and other documents, and to take any and all actions required or permitted to be delivered or taken by any Credit Party hereunder. The Borrowers may replace any of the Designated Financial Officers listed in Schedule 1.4 hereto or add any additional Designated Financial Officers by delivering written notice to the Agent specifying the names of each new Designated Financial Officer and the offices held by each such Person. Each Credit Party hereby agrees that any such notices, requests, waivers, consents, certificates and other documents executed, delivered or sent by any Designated Financial Officer and any such actions taken by any Designated Financial Officer shall bind each Credit Party.

ARTICLE 2

The Term Loan

2.1 Term Loans.

(a) Term Loans and Borrowings. Subject to the terms and conditions set forth herein and only during the Availability Period, each Lender severally agrees to make term loans (collectively, the “Term Loans”) to the Borrowers in an aggregate amount not to exceed the lesser of (i) such Lender’s Commitment or (ii) an amount equal to such Lender’s Applicable Percentage of the Borrowing Base at such time. Principal amounts of the Term Loans that have been repaid or prepaid may not be reborrowed. The failure of any Lender to make any Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Term Loans as required herein.

(b) Funding of Borrowings.

(i)  The initial Borrowing shall be made on the Closing Date in the principal amount of $10,000,000.

(ii)  Each subsequent Borrowing shall be made upon Borrowers’ irrevocable notice to the Agent (a “Loan Notice”). The Borrowers may not request a Borrowing more frequently than once every two weeks. Each Loan Notice must be received by the Agent not later than 12:00 p.m. two Business Days prior to the requested date of any Borrowing. Such Loan Notice shall include a certification signed by a Designated Financial Officer confirming that (A) all representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects, in each case, on and as of the date of such Borrowing both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be or have been true and correct as of such specific date and provided that, to the extent any change in circumstances expressly permitted by this Agreement causes any representation and warranty set forth therein to no longer be true, such representation and warranty shall be deemed modified to reflect such change in circumstances), (B) at the time of and immediately after giving effect to such Borrowing requested hereunder, no Event of Default shall have occurred and be continuing and (C) at the time of, and immediately after giving effect to, such Borrowing, the aggregate principal balance of the Term Loans shall not exceed the lesser of the Commitments or the Borrowing Base then in effect (provided that the Borrowers shall not be required to submit any calculations demonstrating compliance unless the same are requested in writing by the Agent). Each Borrowing shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Loan Notice shall specify the requested date of the Borrowing (which shall be a Business Day) and the principal amount of the Term Loans to be borrowed.

(iii)  Following receipt of a Loan Notice, the Agent shall promptly notify each Lender of the amount of such Lender’s Term Loan to be made as a part of the requested Borrowing. Each Lender shall make the amount of its Term Loan available to the Agent in immediately available funds at the Agent’s office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Article 5, the Agent shall make all funds so received available to the Borrowers in like funds as received by the Agent either by wire transfer of such funds in accordance with instructions set forth in the Loan Notice and reasonably acceptable to the Agent.

(c) Interest on the Term Loan. The outstanding principal amount of the Term Loans shall bear interest at the rates and in the amounts set forth below, which shall be payable as set forth below:

(i)  from the Closing Date until November 1, 2008, the outstanding principal amount of the Term Loans shall bear interest at a rate per annum equal to the Term Loan Rate, and all such accrued interest thereon shall be added to the outstanding principal balance of the Term Loans on the first day of each month or, if any such date shall not be a Business Day, on the next succeeding Business Day to occur after such date (each date upon which interest shall be so added to principal, an “Interest Payment Date”); and

(ii)  from November 2, 2008 until the Term Loan Maturity Date, at the Borrowers’ option, (A) the Borrowers’ shall pay cash interest on the outstanding principal amount of the Term Loans at a rate per annum equal to the Term Loan Rate, payable in arrears on each Interest Payment Date, or (B) (I) the Borrowers’ shall pay cash interest on the outstanding principal amount of the Term Loans at a rate per annum equal to 10.5%, payable in arrears on each Interest Payment Date, and (II) the outstanding principal amount of the Term Loans shall also bear interest at a rate per annum equal to 3.0%, and all such accrued interest shall be added to the outstanding principal balance of the Term Loans on each Interest Payment Date.

(iii)  interest accrued at the Post-Default Rate shall be payable on demand, and to the extent not previously paid hereunder, all accrued interest on the Term Loans shall be payable on each date that any portion of the principal of the Term Loans shall be payable hereunder and on the Term Loan Maturity Date.

(iv)  Notwithstanding the foregoing, (A) during the period when any Event of Default shall have occurred and be continuing, all accrued interest shall be payable in cash (B) any portion of the Term Loans which are not paid when due shall automatically bear interest until paid in full at the Post-Default Rate, (C) during the period when any Event of Default under clauses (g), (h) or (i) of Section 8.1 shall have occurred and be continuing, the outstanding principal balance of the Term Loans shall automatically bear interest at the Post-Default Rate and (D) if there shall occur and be continuing any Event of Default (other than an Event of Default of the type described in clauses (g) (h) or (i) of Section 8.1), following written notice delivered to the Borrowers from the Agent at the request of the Required Lenders, the outstanding principal balance of the Term Loans shall bear interest at the Post-Default Rate during the period beginning on the date such Event of Default first occurred, and ending on the date such Event of Default is cured or waived.

(v)  All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) Repayment of Term Loans. The Borrowers hereby unconditionally promise to pay to the Agent for the account of the Lenders the entire unpaid principal amount of the Term Loans on the Term Loan Maturity Date.

(e) Loan Accounts. Each Lender shall maintain in accordance with its usual practice an account evidencing the Indebtedness of the Borrowers to such Lender in respect of the Term Loans, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Agent shall maintain accounts in which it shall record the amount of each Lender’s portion of the Term Loans made hereunder, the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the account maintained by the Agent pursuant to this subsection  2.2(d) shall be conclusive evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of the Agent to maintain such account or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Term Loans in accordance with the terms of this Agreement.

(f) Term Note. Prior to the Closing Date, the Borrowers shall prepare, execute and deliver to each Lender a Term Note in the principal amount of such Lender’s Commitment. Thereafter, such Lender’s portion of the Term Loans evidenced by such Term Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.2 Prepayment Fee. In connection with any prepayment of all or any portion of the Term Loans, the Borrowers shall pay to the Agent, for the account of each Lender, in addition to the principal amount of the Term Loans prepaid (and all other amounts required to be paid in connection therewith), a prepayment fee (the “Prepayment Fee”) as liquidated damages for the loss of the bargain and not as a penalty, as follows: (a) during the period from the Closing Date until November 1, 2008, the Borrowers shall pay a prepayment fee equal to the Make Whole Amount, and (b) at any time after the date set forth in clause (a) hereof, the Borrowers shall pay a prepayment fee equal to (i) the product of the principal amount of the Term Loans being prepaid, multiplied by (ii) the applicable Prepayment Fee Percentage set forth below as in effect on the date such prepayment occurs:

Period during which Prepayment Occurs	Applicable Prepayment Fee Percentage
November 2, 2008 to November 2, 2009:	5.0%
November 2, 2009 to May 1, 2010:	2.5%
May 2, 2010 and thereafter:	0.0%

2.3 Payments.

(a) Payment Generally. The Borrowers shall be obligated to make each payment required to be made by the Borrowers hereunder (whether of principal, interest, fees or otherwise) to the Agent at its offices in Boston, Massachusetts, prior to 3:00 p.m., Boston, Massachusetts time, on the date when due (except that if any payment shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension). All payments shall be made in immediately available funds, in U.S. dollars without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.

(b) Application of Payments. If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder under any circumstances, including, without limitation during, or as a result of the exercise by the Agent or the Lenders of remedies hereunder or under any other Loan Document and applicable law, such funds shall be applied (i) first, to pay interest, fees, costs and expenses then due hereunder ratably among the parties entitled thereto in accordance with the amounts of interest, fees, costs and expenses then due to such parties, (ii) second, to pay principal then due hereunder ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, and (iii) third, to any other Obligations then due from the Credit Parties to the Agent or the Lenders.

(c) Pro Rata Treatment. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans (other than pursuant to Section 2.6), resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Term Loans and accrued interest thereon than the proportion of such amounts received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of the other Lenders to the extent necessary so that the benefit of such payments shall be shared by all the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest unless the Lender from which such payment is recovered is required to pay interest thereon, in which case each Lender returning funds to such Lender shall pay its pro rata share of such interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to any Credit Party or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Agent’s Assumption that Borrowers will Make Payments. Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Agent for the account of the Lenders entitled thereto (the “Applicable Recipient”) hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Applicable Recipient the amount due. In such event, if the Borrowers have not in fact made such payment, then each Applicable Recipient severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Applicable Recipient with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Federal Funds Effective Rate.

(e) Lender’s Failure to Make Payment. If any Lender shall fail to make any payment required to be made by it pursuant to subsection 2.1(b), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such subsection until all such unsatisfied obligations are fully paid.

2.4 Prepayment of Term Loans.

(a) Optional Prepayments of Term Loans. The Borrowers shall have the right at any time and from time to time to prepay the Term Loans in whole or in part, which prepayment shall be accompanied by a prepayment of all accrued and unpaid interest and fees, subject to the payment of the Prepayment Fee as set forth in Section 2.2. Each optional prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b) Mandatory Prepayments. The Borrowers shall be obligated to, and shall, make prepayments of the Term Loans, which prepayment shall be accompanied by a prepayment of all accrued and unpaid interest and fees and subject to the payment of the Prepayment Fee as set forth in Section 2.2, as follows:

(i)  Incurrence of Debt. Without limiting the obligation of the Borrowers to obtain the consent of the Required Lenders to any incurrence of Indebtedness not otherwise permitted hereunder, the Borrowers shall prepay the Term Loans, upon the date of any incurrence of Indebtedness (other than Indebtedness permitted pursuant to Section 7.1), in an aggregate amount equal to 100% of the amount of the Net Cash Payments from such incurrence of Indebtedness received by any Credit Party.

(ii)  Sale of Assets. Without limiting the obligation of the Borrowers to obtain the consent of the Required Lenders to any Disposition not otherwise permitted hereunder, the Borrowers shall prepay the Term Loans upon the date of any Disposition by any Credit Party, in an aggregate amount equal to 100% of the amount of such Net Cash Payments from such Disposition received by any Credit Party on the date of such Disposition.

(iii)  Proceeds of Casualty Events. Upon the receipt by the Agent or the Credit Parties of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of the Credit Parties in excess of $200,000, the Borrowers shall prepay the Term Loans in an aggregate amount equal to 100% of the Net Cash Payments from such Casualty Event.

(iv)  Term Loans Exceed the Borrowing Base. If at any time, the outstanding Term Loans exceed the lesser of the Commitments or Borrowing Base, then the Borrowers shall immediately prepay the Term Loans in an aggregate amount equal to such excess, and, if applicable, the Total Commitment shall be permanently reduced to equal the Borrowing Base at the time of such mandatory prepayment.

(c) Notification of Certain Prepayments. The Borrowers shall notify the Agent by telephone (confirmed by telecopy) of any voluntary prepayment of the Term Loans not later than 1:00 p.m., Boston, Massachusetts time, three Business Days before the date of such prepayment. The Borrowers shall notify the Agent of any mandatory prepayment of the Term Loans pursuant to subsection 2.4(b) hereunder as soon as practicable. Each such notice shall be irrevocable and shall specify the prepayment date and the portion of the Term Loans to be prepaid, unless with respect to a partial prepayment, the event causing such prepayment fails to occur. Promptly following receipt of any such notice relating to the prepayment of Term Loans, the Agent shall advise the Lenders of such mandatory prepayment. Upon any prepayment of the Term Loans in full, and provide that the Commitments have been terminated, the Loan Documents shall terminate, subject to the survival of any obligations hereunder that, by their terms, expressly survive such termination.

2.5 Commitment Fee. The Borrowers have previously paid to the Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee of $75,000. Agent hereby acknowledges receipt of the commitment fee. Such commitment fee shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.6 Taxes.

(a) Any and all payments by or on account of any Obligations of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6) the Agent or any Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall indemnify the Agent, each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.6) paid by the Agent, such Lender (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto during the period prior to the Borrowers making the payment demanded under this paragraph (c)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender, or by the Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Within thirty (30) days after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

ARTICLE 3

Guarantee by Guarantors

3.1 The Guarantee. The Guarantors hereby guarantee to each Lender and its successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations. The Guarantors hereby further agree that if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

3.2 Obligations Unconditional. The obligations of the Guarantors under Section 3.1 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:

(i)  at any time or from time to time, without notice to such Guarantors, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii)  any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)  the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)  any lien or security interest granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against the Borrowers hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

3.3 Reinstatement. The obligations of the Guarantors under this Article 3 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Agent or any Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

3.4 Subrogation. Until such time as the Obligations shall have been indefeasibly paid in full, each of the Guarantors hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article 3 and further agrees with the Borrowers for the benefit of each creditor of the Borrowers (including, without limitation, the Agent and each Lender) that any such payment by it shall constitute a contribution of capital by such Guarantor to the Borrowers.

3.5 Remedies. The Guarantors agree that, as between the Guarantors and the Lenders, the Obligations of the Borrowers hereunder may be declared to be forthwith due and payable as provided in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Sections 8.1(g) and (h)) for purposes of Section 3.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 3.1.

3.6 Instrument for the Payment of Money. Each of the Guarantors hereby acknowledges that the guarantee in this Article 3 constitutes an instrument for the payment of money, and consents and agrees that the Agent or any Lender, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to seek summary judgment or such other expedited procedure as may be available for a suit on a note or other instrument for the payment of money.

3.7 Continuing Guarantee. The guarantee in this Article 3 is a continuing guarantee, and shall apply to all Obligations whenever arising.

3.8 General Limitation on Amount of Obligations Guaranteed. In any action or proceeding involving any state or non-U.S. corporate law, or any state or Federal or non-U.S. bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantors under Section 3.1 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Agent, any Lender, or other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE 4

Representations and Warranties

Each Credit Party represents and warrants to the Lenders and the Agent, as to itself and each other Credit Party, that:

4.1 Organization; Powers. Each Credit Party has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of organization. Each Credit Party has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to have such power or authority or to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.2 Authorization; Enforceability. The borrowing of the Term Loans, the issuance of the Warrants, the entering into the Registration Rights Agreement, and the grant of security interests pursuant to the Loan Documents are within the power and authority of the Credit Parties and have been duly authorized by all necessary action on the part of the Credit Parties. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by the Credit Parties and constitute legal, valid and binding obligations of the Credit Parties, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.3 Governmental Approvals; No Conflicts. The borrowing of the Term Loans, the issuance of the Warrants, the entering into the Registration Rights Agreement, and the grant of the security interests pursuant to the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority which has not been obtained, (b) will not violate any applicable law, policy or regulation or the organizational documents of the Credit Parties or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Credit Parties, or any assets, or give rise to a right thereunder to require any payment to be made by the Credit Parties, and such violation or default or right to payment would have a Material Adverse Effect, and (d) except for the Liens created by the Loan Documents, will not result in the creation or imposition of any Lien on any asset of the Credit Parties.

4.4 Financial Condition; No Material Adverse Change.

(a) The Credit Parties have heretofore filed with the Securities and Exchange Commission or delivered to the Agent the audited balance sheet and related statements of income, retained earnings, cash flows, and changes in stockholders equity for Lev and its Subsidiaries for the Fiscal Year ended December 31, 2006, accompanied by the report thereon of the Lev’s independent certified public accountants, Eisner LLP. The Credit Parties have also filed with Securities and Exchange Commission the most recent financial statements for Lev and its Subsidiaries filed with Securities and Exchange Commission or otherwise made available to the holders of the Capital Stock of Lev and its Subsidiaries. Such financial statements present fairly, in all material respects, the respective consolidated financial position and results of operations and cash flows of the respective entities as of such respective dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(b) Except as disclosed in the periodic reports of Lev and its Subsidiaries filed with Securities and Exchange Commission or otherwise made available to the holders of the Capital Stock of Lev and its Subsidiaries, since December 31, 2006, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Credit Parties from that set forth in the December 31, 2006 financial statements referred to in paragraph (a) above.

4.5 Properties.

(a) Each Credit Party has good and marketable title to, or valid, subsisting and enforceable leasehold interests in, all its Property material to its business. All machinery and equipment of the Credit Parties is in good operating condition and repair, and all necessary replacements of and repairs thereto have be made so as to preserve and maintain the value and operating efficiency of such machinery and equipment.

(b) Set forth on Schedule 4.5(b) hereto is a complete list of all Patents, registered or applied for Trademarks and registered or applied for Copyrights. Except as disclosed on Schedule 4.5(b), each Credit Party owns, or is licensed to use, all Proprietary Rights, and to the knowledge of the Borrowers, the use thereof by the Credit Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 4.5(c) clearly identifies all Patents, Trademarks and Copyrights that have been duly registered in, filed in or issued by the PTO or the United States Register of Copyrights (collectively, the “Registered Proprietary Rights”). The Registered Proprietary Rights have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States, as applicable. The Credit Parties have taken commercially reasonable steps to protect their Registered Proprietary Rights and to maintain the confidentiality of all Proprietary Rights that are not generally in the public domain.

(d) As of the date hereof, Schedule 4.5(d) annexed hereto contains a true, accurate and complete list of (i) all Real Property Assets, whether owned or leased, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each leased real property, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 4.5(d), each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Borrowers have no knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legal, valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.6 Litigation and Environmental Matters.

(a) Except as set forth on Schedule 4.6(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Credit Parties, threatened against or affecting any Credit Party as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 4.6(b) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Credit Parties (i) have not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required in connection with the operation of the Credit Parties’ business to be in compliance with all applicable Environmental Laws, (ii) have not become subject to any Environmental Liability; (iii) have not received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority which is currently outstanding or pending concerning its compliance with any Environmental Law or (iv) do not know of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 4.6(a) and Schedule 4.6(b) that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

4.7 Compliance with Laws and Agreements. Each Credit Party is in compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.8 Investment Company Status. No Credit Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

4.9 Taxes. Each Credit Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, which reserves shall be acceptable to Agent, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

4.10 ERISA Compliance. Except as specifically disclosed in Schedule 4.10:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law, except where the lack of such compliance could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best knowledge of the Credit Parties, nothing has occurred which would cause the loss of such qualification. The Credit Parties and each ERISA Affiliate has made all required contributions to any Plan when due other than any contributions that could not reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected to have a Material Adverse Effect: (i)  No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Credit Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Credit Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) neither the Credit Parties nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) no Lien has arisen, choate or inchoate, in respect of a Credit Party or its property in connection with any Plan (save for contributions amounts not yet due).

4.11 Disclosure. Subject to the restrictions set forth in Section 10.13 hereof, as of the Effective Time, the Credit Parties have disclosed to the Agent all material agreements, instruments and corporate or other restrictions to which any Credit Party is subject after the Effective Time, and all other matters known to the Credit Parties, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The organizational structure of the Credit Parties is as described in Section 4.12. The information, reports, financial statements, exhibits and schedules furnished at or prior to the Effective Time in writing by or on behalf of the Credit Parties to the Agent in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, at the Effective Time, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. All written information furnished after the Effective Time by the Credit Parties to the Agent and/or the Lenders in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of pro-forma information and projections) prepared in good faith based on reasonable assumptions, on the date as of which such information is stated or certified. There is no fact known to the Credit Parties that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Agent for use in connection with the transactions contemplated hereby or thereby.

4.12 Capitalization. As of the Effective Time, the capital structure and ownership of Lev is as described in the periodic reports of Lev filed with the Securities and Exchange Commission (the “SEC Reports”). As of the Effective Time, the authorized, issued and outstanding Capital Stock of Lev consists of the Capital Stock described in the SEC Reports. As of the Effective Time, the authorized, issued and outstanding Capital Stock of Development consists of 1,000 shares of Common Stock authorized and 100 shares of Common Stock issued and outstanding and of which Lev is the beneficial owner. All issued and outstanding Capital Stock of Lev described in the SEC Reports and of Development is duly and validly issued and outstanding, fully paid and nonassessable. Except as described in the SEC Reports and as set forth on Schedule 4.12, as of the date hereof, (x) there are no outstanding Equity Rights with respect to any Credit Party and, (y) there are no outstanding obligations of any Credit Party to repurchase, redeem, or otherwise acquire any shares of Capital Stock of or other interest in any Credit Party, nor are there any outstanding obligations of any Credit Party to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of any Credit Party. When issued in compliance with the provisions of this Agreement and the Warrants, the shares of Capital Stock issuable under the Warrants will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances other than as set forth in the Loan Documents.

4.13 Subsidiaries. Set forth on Schedule 4.13 is a complete and correct list of all Subsidiaries of the Credit Parties as of the date hereof, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding Capital Stock in such Subsidiary and (iii) the nature of the Capital Stock held by each such Person and the percentage of ownership of such Subsidiary represented by such Capital Stock. Except as disclosed in Schedule 4.13, (x) each Credit Party and its respective Subsidiaries owns, free and clear of Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Capital Stock in each Person shown to be held by it in Schedule 4.13, (y) all of the issued and outstanding Capital Stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

4.14 Material Indebtedness, Liens and Agreements.

(a) Schedule 4.14(a) hereto contains a complete and correct list, as of the date of this Agreement, of all Material Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, any Credit Party the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $100,000, and the aggregate principal or face amount outstanding or that may become outstanding with respect thereto is correctly described on Schedule 4.14(a).

(b) Schedule 4.14(b) hereto is a complete and correct list, as of the date of this Agreement, of each Lien (other than the Liens in favor of the Agent) securing Indebtedness of any Person and covering any property of the Credit Parties, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in the appropriate part of Schedule 4.14(b).

(c) The SEC Reports (and, following the Closing, the periodic reports of Lev and its Subsidiaries filed with Securities and Exchange Commission) describe each contract and arrangement to which any Credit Party is a party for which breach, nonperformance, cancellation or failure to renew would have a Material Adverse Effect other than purchase orders made in the ordinary course of business and subject to customary terms.

(d) To the extent requested by the Agent, true and complete copies of each agreement contemplated in Section 4.14(c) have been delivered to the Agent, together with all amendments, waivers and other modifications thereto. All such agreements are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Credit Party that is a party thereto and, to the best knowledge of the Credit Parties, binding upon the other parties thereto in accordance with their terms. The Credit Parties are not in default under any such agreements, which default could have a Material Adverse Effect.

4.15 Federal Reserve Regulations. No Credit Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The making of the Term Loans hereunder, the use of the proceeds thereof as contemplated hereby, and the security arrangements contemplated by the Loan Documents, will not violate or be inconsistent with any of the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

4.16 Solvency. As of the Effective Time and after giving effect to the initial Term Loans hereunder, and the other transactions contemplated hereby:

(a) the aggregate value of all properties of the Credit Parties at their present fair saleable value on a going concern basis (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Credit Parties;

(b) the Credit Parties will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted; and

(c) the Credit Parties will have, on a consolidated basis, sufficient cash or cash flow to enable them to pay their debts as they mature.

4.17 Labor Disputes. As of the Closing Date (a) there is no collective bargaining agreement or other labor contract covering employees of any Credit Party, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) to the knowledge of any Credit Party, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Credit Party or for any similar purpose, and (d) there is no pending or, to the knowledge of any Credit Party, threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Credit Party or its employees.

4.18 Bank Accounts. Schedule 4.18 lists all banks and other financial institutions at which any Credit Party maintains deposits and/or other accounts as of the Closing Date, and such Schedule correctly identifies the name and address of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

4.19 No Material Adverse Change. No Material Adverse Effect has occurred since December 31, 2006 except as otherwise disclosed in the SEC Reports (and, following the Closing, the periodic reports of Lev and its Subsidiaries filed with Securities and Exchange Commission).

4.20 Validity and Priority of Security Interest. The provisions of this Agreement, the Pledge and Security Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Lender, and upon the filing of such financing statements as are advisable pursuant to the Uniform Commercial Code or entering to such other agreements, including the Control Agreements, as the Agent shall deem appropriate in its reasonable credit judgment, such Liens constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral, except for those Liens identified in clauses (b), (c), (d), (e), (f), (g), and (h) of Section 7.2 securing all the Obligations, and enforceable against the Credit Parties and all third parties.

4.21 Anti-Terrorism Laws.

(a) No Credit Party or any of its Affiliates is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) No Credit Party or any Affiliate of any Credit Party is (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person or entity who is affiliated with a Person or entity listed above (each such Person described in clauses (i) through (vi) of this sentence, a “Blocked Person”). The regulations and executive orders described in clauses (i) through (v) of the preceding sentence are referred to herein as “OFAC Regulations”.

(c)  No Credit Party or any Affiliate of any Credit Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(d) The Credit Parties are in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto (collectively, the “FAC Regulations”).

(e) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

ARTICLE 5

Conditions

5.1 Effective Time. The obligations of the Lenders to make Term Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) Counterparts of Agreement. The Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Term Notes. The Agent shall have received a duly completed and executed Term Note for the account of each Lender.

(c) Loan Notice. The Agent shall have received a Loan Notice, dated the Closing Date and signed by a Designated Financial Officer, requesting an initial Borrowing in the principal amount of $10,000,000 and confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.2 at the Effective Time.

(d) Organizational Structure. The corporate organizational structure, capitalization and ownership of the Credit Parties, shall be as set forth in Section 4.12 and on Schedule 4.13 annexed hereto. The Agent shall have had the opportunity to review, and shall be satisfied with, the Credit Parties’ state and federal tax assumptions, and the ownership, capital, organization and structure of the Credit Parties.

(e) Existence and Good Standing. The Agent shall have received such documents and certificates as the Agent or Special Counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the transactions contemplated hereby and any other legal matters relating to the Credit Parties, this Agreement or the other Loan Documents, all in form and substance reasonably satisfactory to the Agent and Special Counsel.

(f) Security Interests in Personal and Mixed Property. The Agent shall have received evidence satisfactory to it that the Credit Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments and made or caused to be made all such filings and recordings (other than filings or recordings to be made by the Agent on or after the Closing Date) that may be necessary or, in the opinion of the Agent, desirable in order to create in favor of the Agent, for the benefit of the Lenders, valid and (upon such filing and recording) perfected first priority security interests (subject to Permitted Liens) in the Collateral.

(g) Account Control Agreements. The Borrowers shall have delivered to the Agent an account control agreement (each a “Control Agreement”, and collectively, the “Control Agreements”)), in form and substance reasonably satisfactory to the Agent, duly executed by each financial institution at which any Credit Party maintains deposit, brokerage or securities accounts.

(h) Warrants and Registration Rights Agreement. The Warrants shall be issued to the Lenders on the Closing Date and the Borrowers shall have delivered evidence satisfactory to the Agent in its reasonable discretion that the shares of Capital Stock issuable thereunder have been duly and validly reserved for issuance. The Registration Rights Agreement shall have been executed and delivered by Lev and the Lenders.

(i) Financial Statements. The Agent shall have received the financial statements referred to in Section 4.4 hereof and the same shall not be inconsistent with the information previously provided to the Agent.

(j) Evidence of Insurance. The Agent shall have received certificates from the Credit Parties’ insurance brokers that all insurance required to be maintained pursuant to Section 6.5 is in full force and effect and that the Agent on behalf of the Lenders has been named as additional insured or loss payee thereunder to the extent required under Section 6.5.

(k) Necessary Governmental Permits, Licenses and Authorizations and Consents; Etc. The Credit Parties shall have obtained all other permits, licenses, authorizations and consents from all other Governmental Authorities and all consents of other Persons with respect to Material Indebtedness, Liens and material agreements listed on Schedules 4.14(a) and 4.14(b) and 8.1(r) annexed hereto, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

(l) Existing Debt; Liens. The Agent shall have received evidence that all principal, interest, and other amounts owing in respect of all Existing Debt of the Credit Parties (other than Indebtedness permitted to remain outstanding in accordance with Section 7.1 hereof) will be repaid in full as of the Effective Time, and that with respect to all Indebtedness permitted to remain outstanding in accordance with Section 7.1 hereof, any defaults or events of default existing as of the Closing Date with respect to such Indebtedness will be cured or waived immediately following the funding of the initial Term Loans. The Agent shall have received evidence that as of the Effective Time, the Property of the Credit Parties is not subject to any Liens (other than Permitted Liens).

(m) Opinion of Counsel to Credit Parties. The Agent shall have received a favorable written opinion (addressed to the Agent and dated the Closing Date) of Becker & Poliakoff LLP, special counsel to the Credit Parties, substantially in the form of Exhibit I annexed hereto and covering such matters relating to the Credit Parties, this Agreement, the other Loan Documents or the transactions contemplated hereby as the Agent shall reasonably request.

(n) No Material Adverse Change. There shall have occurred no material adverse change (in the sole discretion of the Agent) in the businesses, operations, properties (including tangible properties), or conditions (financial or otherwise), assets, liabilities or income of the Credit Parties.

(o) BLAs. The BLAs shall not have been rejected by the United States Food and Drug Administration and the Borrowers shall not be aware of any facts or circumstances that make it reasonably likely that a BLA will be rejected.

(p) Fees and Expenses. The Agent shall have received all fees and other amounts due and payable to it, the Lenders and Special Counsel at or prior to the Effective Time, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(q) Other Documents. The Agent shall have received all material contracts, instruments, opinions, certificates, assurances and other documents as the Agent or any Lender or Special Counsel shall have reasonably requested and the same shall be reasonably satisfactory to each of them.

5.2 Each Extension of Credit. The obligation of each Lender to make any Term Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions, which shall be confirmed by delivery of a Loan Notice signed by a Designated Financial Officer:

(a) Representations and Warranties. The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be or have been true and correct as of such specific date and provided that, to the extent any change in circumstances expressly permitted by this Agreement causes any representation and warranty set forth herein to no longer be true, such representation and warranty shall be deemed modified to reflect such change in circumstances).

(b) No Defaults. At the time of, and immediately after giving effect to, such Borrowing, no Default shall have occurred and be continuing.

ARTICLE 6

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Term Loan and all fees payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Agent and the Lenders that:

6.1 Financial Statements and Other Information. The Credit Parties will furnish to the Agent and each Lender:

(a) promptly after the sending or filing thereof, as the case may be, copies of any financial statements, proxy statements, or reports which Lev and its Subsidiaries have made available to the holders of their Capital Stock and copies of any regular, periodic and special reports or registration statements which Lev and its Subsidiaries file with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

(b) as soon as available and in any event no later than 12:00 p.m. (Boston time) on each day that the Borrowers make any request for any Borrowing hereunder, a Loan Notice; and

(c) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Credit Parties, or compliance with the terms of this Agreement, as the Agent or any Lender may reasonably request (including, without limitation, a Compliance Certificate, Borrowing Base Certificates, additional financial statements and projections).

6.2 Notices of Material Events. The Credit Parties will furnish to the Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(c) any default under any leases for real property within three (3) Business Days of becoming aware of such default.

Each notice delivered under this Section 6.2 shall be accompanied by a statement of a Designated Financial Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.3 Existence; Conduct of Business. Each Credit Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 7.4.

6.4 Payment of Obligations. Each Credit Party shall pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, which reserves shall be acceptable to Agent, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.5 Maintenance of Properties; Insurance. Each Credit Party shall (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including, without limitation, business interruption and product liability insurance. Without limiting the generality of the foregoing, the Credit Parties will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are at all times satisfactory to the Agent in its commercially reasonable judgment. All general liability and other liability policies with respect to the Credit Parties shall name the Agent for the benefit of the Lenders as an additional insured thereunder as its interests may appear, and all business interruption and casualty insurance policy shall contain a loss payable clause or endorsement, satisfactory in form and substance to the Agent that names the Agent for the benefit of the Lenders as the loss payee thereunder. All policies of insurance shall provide for at least 30 days prior written notice to the Agent of any modifications or cancellation of such policy.

6.6 Books and Records; Inspection Rights. Each Credit Party shall keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities, which fairly record such transactions and activities. Each Credit Party shall permit any representatives designated by the Agent or any Lender to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants as frequently as the Agent deems appropriate provided that, so long as no Default has occurred and is continuing, all such visits shall be on reasonable prior notice, at reasonable times during regular business hours of such Credit Party, and provided further that after the occurrence and during the continuance of any Default, the Agent and any of the Lenders may visit at any reasonable times. The Borrowers shall reimburse the Agent for all examination and inspections costs, including all out-of-pocket expenses and fees incurred in connection with such inspections.

6.7 Fiscal Year. To enable the ready and consistent determination of compliance with the covenants set forth in Section 7.10 hereof, the Credit Parties shall not alter their current Fiscal Year and current method of determining the last day of the first three fiscal quarters in each Fiscal Year without the prior consent of the Agent, which shall not be unreasonably withheld.

6.8 Compliance with Laws. Each Credit Party shall comply with (i) all permits, licenses and authorizations, including, without limitation, environmental permits, licenses and authorizations, issued by a Governmental Authority, (ii) all laws, rules, regulations and orders including, without limitation, Environmental Laws, all OFAC Regulations, the Trading with the Enemy Act, the FAC Regulations, the USA Patriot Act of 2001 and the FCPA, of any Governmental Authority and (iii) all contractual obligations, in each case applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.9 Use of Proceeds. The proceeds of the Term Loans will be used to finance the acquisition of human blood plasma. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

6.10 ERISA. Except where a failure to comply with any of the following, individually or in the aggregate, would not or could not reasonably be expected to result in a Material Adverse Effect, (i) the Credit Parties will maintain, and cause each ERISA Affiliate to maintain, each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and (ii) the Credit Parties will not and, to the extent authorized, will not permit any of the ERISA Affiliates to (a) engage in any transaction with respect to any Plan which would subject any Credit Party to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Pension Plan or (c) fail to make any payments to any Multiemployer Plan that any Credit Party or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

6.11 New Subsidiaries. The Credit Parties shall not, directly or indirectly, organize, create, acquire, or permit to exist any Subsidiary except as permitted by this Section 6.11. The Credit Parties shall (a) in the event of the acquisition or creation of any Subsidiary (a “New Subsidiary”) cause to be delivered to the Agent a supplement to the Pledge and Security Agreement which pledges the Capital Stock of such New Subsidiary owned directly or indirectly by the Credit Parties within 30 Business Days of the acquisition or creation of such Subsidiary; provided, however, that if such New Subsidiary is a Foreign Subsidiary, such pledge shall be limited to 65% of the outstanding voting stock of such New Subsidiary owned by the Credit Parties and shall only be required if such Subsidiary is a Direct Foreign Subsidiary (provided, that if the amount of voting stock of such New Subsidiary owned by the Credit Parties is less than 65% of the outstanding voting stock of such New Subsidiary, the Credit Parties shall pledge all of such voting stock); (b) in the event of the acquisition or creation of any Domestic Subsidiary, cause such Subsidiary to deliver to the Lender within 30 Business Days of the acquisition or creation of such Subsidiary the following items: (i) a counterpart to this Agreement (and thereby to become a party to this Agreement, as a “Subsidiary Guarantor” hereunder, (ii) a counterpart to the Pledge and Security Agreement and (iii) any intellectual property security agreement; and (c) in the event of the acquisition or creation of any Subsidiary subject to the provisions of clauses (a) or (b) above, cause to be delivered to the Agent each of the following within the time periods indicated therein: (i) an opinion of counsel to such Subsidiary dated as of the date of the delivery of the other documents required to be delivered pursuant to this Section 6.11 and addressed to the Agent in form and substance satisfactory to the Agent and Special Counsel; and (ii)  such proof of corporate action, incumbency of officers and other documents as is consistent with those delivered by each Credit Party pursuant to Article 5 at the Effective Time or as the Agent shall have reasonably requested.

6.12 Environmental Matters; Reporting. The Credit Parties will observe and comply with, and cause each Subsidiary to observe and comply with all Environmental Laws to the extent non-compliance could reasonably be expected to have a Material Adverse Effect. The Credit Parties will give the Agent prompt written notice of any violation as to any Environmental Law by any Credit Party and of the commencement of any judicial or administrative proceeding relating to Environmental Laws (a) in which an adverse result would have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other environmental permits held by any Credit Party, or (b) which will, or is likely to, have a Material Adverse Effect on such Credit Party.

6.13 Matters Relating to Additional Real Property Collateral.

(a) From and after the Effective Time, in the event that any Credit Party acquires a fee interest in any Real Property Asset, such Credit Party shall deliver, to the Agent if so requested by the Agent, a fully executed and notarized mortgage, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of the applicable Credit Party in such Real Property Asset, together with mortgagee title insurance policies or commitments therefor, and copies of all surveys, deeds, title exception documents, flood hazard certificates and other documents as the Agent may reasonably require.

(b) From and after the Effective Time, in the event that any Credit Party enters into any lease with respect to any Real Property Asset, the Borrowers shall deliver to the Agent copies of the lease, and all amendments thereto, between the Credit Party and the landlord or tenant, together with an agreement with such landlord, reasonably satisfactory in form and substance to the Agent, acknowledging the Liens of the Agent and granting the Agent unrestricted access to such inventory with respect thereto, and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party.

6.14 Hedging of Committed Investment in Sanquin. Within 10 days of the Closing Date, the Borrowers shall have obtained an investment account denominated in euros for at least 80% of the remaining committed Investment in Sanquin, in form and substance reasonably satisfactory to the Agent and subject to a Control Agreement, for the purpose of protecting the Borrowers against the currency rate risks associated with its committed Investment in Sanquin.

ARTICLE 7

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Term Loan and all fees payable hereunder have been paid in full, each Credit Party covenants and agrees with the Agent and the Lenders that:

7.1 Indebtedness. The Credit Parties will not create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Existing Debt on the Closing Date which is set forth in Schedule 7.1 and has been designated on such schedule as Indebtedness that will remain outstanding following the funding of the initial Term Loans, and any extension, renewal, refunding or replacement of any such Indebtedness that does not increase the principal amount thereof;

(c) Intercompany Indebtedness to the extent compliant with Section 10.9;

(d) other Indebtedness incurred after the Closing Date (determined on a consolidated basis without duplication in accordance with GAAP) consisting of Capital Lease Obligations and/or secured by Permitted Liens under Section 7.2(h), in an aggregate principal amount at any time outstanding not in excess of $50,000;

(e) Guarantees permitted under Section 7.3;

(f) Subordinated Indebtedness; and

(g) other Indebtedness incurred after the Closing Date (determined on a consolidated basis without duplication in accordance with GAAP) consisting of unsecured Indebtedness, in an aggregate principal amount at any time outstanding not in excess of $100,000.

7.2 Liens. The Credit Parties will not create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (the following being called “Permitted Liens”):

(a) Liens created hereunder or under the other Loan Documents;

(b) any Lien on any property or asset of any Credit Party existing on the date hereof and set forth in Schedule 7.2 (excluding, however, following the making of the initial Term Loans hereunder, the Liens in favor of any Person other than the Agent securing Indebtedness not designated on said schedule as Indebtedness to remain outstanding following the funding of the initial Loans), provided that (i) such Lien shall not apply to any other property or asset of any Credit Party and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet delinquent or (in the case of property taxes and assessments not exceeding $50,000 in the aggregate more than 90 days overdue) which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Credit Party in accordance with GAAP and which reserves shall be acceptable to the Agent;

(d) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including, without limitation, pre-judgment attachments) but only to the extent for an amount and for a period not resulting in an Event of Default under Section 8.1(j) hereof;

(e) pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation and pledges or deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), utility purchase obligations, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the Property of any Credit Party or materially interfere with the ordinary conduct of the business of any Credit Party;

(g) Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings; and

(h) Liens on fixed or capital assets, including real or personal property, acquired, constructed or improved by any Credit Party, provided that (A) such Liens secure Indebtedness (including Capital Lease Obligations) permitted by Section 7.1(d), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement or were in effect at the time the Credit Parties acquired the assets or stock, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (D) such security interests shall not apply to any other property or assets of the Credit Parties.

7.3 Contingent Liabilities. The Credit Parties will not Guarantee the Indebtedness or other obligations of any Person, or Guarantee the payment of dividends or other distributions upon the stock of, or the earnings of, any Person, except:

(a) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(b) Guarantees and letters of credit in effect on the date hereof which are disclosed in Schedule 7.1, and any replacements thereof in amounts not exceeding such Guarantees; and

(c) Guarantees of Indebtedness of the Borrowers owing to the Lenders hereunder and under the Loan Documents.

7.4 Fundamental Changes; Asset Sales.

(a) The Credit Parties will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Credit Parties will not acquire any business or property from, or Capital Stock of, or other equity interests in, or be a party to any acquisition of, any Person except for purchases of property to be used in the ordinary course of business, Investments permitted under Section 7.5 and Capital Expenditures. The Credit Parties will not form or acquire any Subsidiary other than in accordance with Section 6.11 hereof.

(b) The Credit Parties will not convey, sell, lease, transfer or otherwise dispose (including any Disposition) of, in one transaction or a series of transactions, any part of their business or property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (x) obsolete or worn-out property (including leasehold interests), tools or equipment no longer used or useful in their business with an orderly liquidation value not to exceed $50,000 in any Fiscal Year and (y) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms), provided that the Credit Parties may sublease real property to the extent such sublease would not interfere with the operation of the Business.

(c) Notwithstanding the foregoing provisions of this Section 7.4:

(i)  if any transaction contemplated by Sections 7.4(a) and 7.4(b) provides for the repayment of the Term Loans at or prior to the closing of such transaction, then the consent of the Agent shall not be required provided that the Obligations are paid in full and the Commitments are terminated at or prior to the closing of such transaction;

(ii)  any Credit Party may be merged or combined with or into any other Credit Party (provided that if such merger involves any Borrower, (x) such Borrower shall be the surviving entity and (y) no Change of Control shall occur); and

(iii)  any Credit Party may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any other Credit Party.

7.5 Investments.

The Credit Parties will not make or permit to remain outstanding any Investment, except:

(a) Investments consisting of Guarantees permitted by Section 7.3(c) and Indebtedness permitted by Section 7.1; Intercompany Indebtedness; and capital contributions by any Credit Party to any other Credit Party;

(b) Permitted Investments;

(c) Investments for the purpose of expanding Sanquin’s facilities for the processing of human blood plasma and manufacturing and distribution of products therefrom; provided that no Defaults or Events of Default exist or would be caused by the making of such Investment;

(d) Checking and deposit accounts with banks existing as of the Closing Date and disclosed on Schedule 4.18; or as are otherwise permitted by the Agent in its reasonable discretion (subject, at the request of the Agent, to the requirement that the Borrowers obtain a Control Agreement in form and substance reasonably satisfactory to the Agent, duly executed by each financial institution at which any Credit Party maintains such accounts); and

(e) Investments permitted under Section 7.15.

7.6 Restricted Junior Payments. The Credit Parties will not declare or make any Restricted Junior Payment at any time.

7.7 Transactions with Affiliates. Except as expressly permitted by this Agreement, the Credit Parties will not directly or indirectly (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that:

(i)  any Affiliate who is an individual that presently or subsequent to the Closing Date serves as a director, officer, employee or consultant of any Credit Party, receive reasonable compensation for his or her services in such capacity;

(ii)  the Credit Parties may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 7.7 (but only to the extent specified in such section); and

(iii)  the Credit Parties may engage in transactions with Affiliates in the ordinary course of business on terms which are no less favorable to the Credit Parties than those likely to be obtained in an arms’ length transaction between a Credit Party and a non-affiliated third party.

7.8 Restrictive Agreements. The Credit Parties will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement) that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Credit Party that is a Subsidiary of another Credit Party to pay dividends or other distributions with respect to any shares of its Capital Stock or other equity interests or to make or repay loans or advances to any other Credit Party or to Guarantee Indebtedness of any other Credit Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of stock or assets of a Subsidiary of a Credit Party pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts (excluding license agreements) restricting the assignment thereof.

7.9 Sale-Leaseback Transactions No Credit Party will directly or indirectly, enter into any arrangements with any Person whereby such Credit Party shall sell or transfer (or request another Person to purchase) any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property from any Person.

7.10 Certain Financial Covenants.

(a) Fixed Charge Coverage Ratio. Beginning with the fiscal quarter ending December 31, 2008, the Credit Parties shall not permit the Fixed Charge Coverage Ratio to be less than 2.00 to 1.00 for any Reference Period.

(b) Senior Leverage Ratio. Beginning with the fiscal quarter ending December 31, 2008, the Credit Parties shall not permit the Senior Leverage Ratio to exceed the ratio set forth below for each Reference Period ending on the date set forth below:

Fiscal Quarter Ending	Maximum Senior Leverage Ratio
December 31, 2008	<4.00 to 1.00
March 31, 2009	<3.75 to 1.00
June 30, 2009	<3.50 to 1.00
September 30, 2009	<3.00 to 1.00
December 31, 2009 and thereafter	<2.50 to 1.00

7.11 Lines of Business. The Credit Parties will not engage to any substantial extent in any line or lines of business other than (i) the Business, and (ii) such other lines of business as may be consented to by the Agent.

7.12 Real Estate Leases. The Credit Parties will not enter into or maintain leases for real property requiring aggregate annual payments in excess of $550,000.

7.13 Other Indebtedness. The Credit Parties will not purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Indebtedness.

7.14 Negative Pledge. The Credit Parties will not (a) create, assume or suffer to exist any Lien on any asset owned by it or (b) create, assume or suffer to exist any Lien on its equity (in each case, other than Permitted Liens). The Credit Parties will not enter into or become subject to any agreement (other than this Agreement and the other Loan Documents) that prohibits or otherwise restricts the right of any Credit Party to create, assume or suffer to exist any Lien in favor of the Agent or any Lender on any Credit Party’s assets.

7.15 Joint Ventures. The Credit Parties may engage in joint ventures, strategic alliances or other similar arrangements between the Credit Parties and non-affiliated third parties, provided that after giving effect to each such transaction and any obligations of the Credit Parties incurred in connection therewith:

(a) no Default or Event of Default shall have occurred and be continuing;

(b) the Credit Parties shall be in compliance with all covenants under this Agreement, including all financial covenants, on a pro forma basis; and

(c) there shall be no adverse effect on the rights or interests of the Agent and the Lenders under this Agreement or in the Collateral.

ARTICLE 8

Events of Default

8.1 Events of Default. The occurrence of any of the following events shall be deemed to constitute an “Event of Default” hereunder:

(a) the Credit Parties shall fail to pay to the Agent or the Lenders, any principal of or interest on any Term Loan or any other Obligation of the Credit Parties to the Agent or the Lenders when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration of such due or prepayment date, or otherwise;

(b) any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(c) the Credit Parties (i) shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.1, 6.2, 6.5, 6.6, 6.9, 6.11 or 6.12 or in Article 7 or (ii) shall fail to observe or perform any other covenant, condition or agreement contained in Sections 6.3, 6.4, 6.7, 6.8, 6.10, or 6.13 and such failure described in this clause (ii) shall continue unremedied for a period of 30 days after the earlier of (x) actual knowledge by an officer of any Credit Party or (y) notice thereof from the Agent (given at the request of any Lender) to the Credit Parties;

(d) the Credit Parties shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (c) of this Section 8.1) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Agent (at the request of any Lender) to the Credit Parties;

(e) the Credit Parties shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after giving effect to any grace period with respect thereto;

(f) any event or condition occurs that results in any Material Indebtedness of any Credit Party becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) any Credit Party shall become unable, admit in writing or fail generally to pay its debts as they become due;

(j) a final judgment or judgments for the payment of money (x) in excess of $25,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or (y) in excess of $50,000 in the aggregate (regardless of insurance coverage), shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Credit Party and the same shall not be discharged (or provision shall not be made for such discharge), bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Credit Party shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) there shall occur any Change of Control;

(m) any of the following shall occur: (i) the Liens created hereunder or under the other Loan Documents shall at any time (other than by reason of the Agent relinquishing such Lien) cease in any material respect to constitute valid and perfected Liens on the Collateral intended to be covered thereby; (ii) except for expiration in accordance with its respective terms, any Loan Document shall for whatever reason be terminated, or shall cease to be in full force and effect; or (iii) the enforceability of any Loan Document shall be contested by any Credit Party;

(n) there shall occur any material loss, theft, damage or destruction of any Collateral having a value in excess of $200,000 in the aggregate not covered by insurance (subject to such reasonable deductibles as the Agent shall have approved);

(o) any Guarantor shall assert that its obligations under any Loan Document shall be invalid or unenforceable;

(p) there shall occur any material adverse change (in the reasonable opinion of the Agent) on the businesses, operations, properties, conditions (financial or otherwise), assets, liabilities or income of the Credit Parties;

(q) the United States Food and Drug Administration responds to the BLAs with an unapprovable letter;

(r) any license, distribution, marketing, collaboration, joint venture or similar agreement set forth on Schedule 8.1(r) to which the Credit Parties are a party for any Eligible Cinryze Inventory and which constitutes a Material Agreement shall be breached by the Credit Parties, expire or be terminated for any reason;

(s) if three (3) consecutive lots or five (5) lots within any twelve month period of Eligible Cinryze Inventory manufactured, distributed, marketed or sold by the Credit Parties (whether directly or through one or more third-parties pursuant to a license, distribution, marketing, collaboration, joint venture or similar agreement) shall be (i) recalled from the market or (ii) withdrawn from the market;

(t) if three (3) consecutive lots or five (5) lots within any twelve month period of Eligible Cinryze Inventory manufactured or in the process of being manufactured, distributed, marketed or sold by the Credit Parties (whether directly or through one or more third-parties pursuant to a license, distribution, marketing, collaboration, joint venture or similar agreement) shall fail any product quality, stability or specification test, if such failure, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(u) the United States Food and Drug Administration or any other Governmental Authority having jurisdiction over the Credit Parties or any of their products shall commence injunctive proceedings (including the proposal of a consent decree) with respect to any Credit Party, any Cinryze™ or blood plasma manufactured, distributed, marketed or sold by the Credit Parties or any facility where any such product is manufactured (in each case, whether directly or through one or more third-parties pursuant to a license, distribution, marketing, collaboration, joint venture or similar agreement); or

(v) the United States Food and Drug Administration or any other Governmental Authority having jurisdiction over the Credit Parties or any their products, shall issue inspectional observations (i.e. an FDA 483) or issue a warning letter with respect to any facility used by or any Cinryze™ or blood plasma manufactured, distributed, marketed or sold by the Credit Parties (in each case, whether directly or through one or more third-parties pursuant to a license, distribution, marketing, collaboration, joint venture or similar agreement) and within 90 days from receipt thereof the Credit Parties do not (i) furnish the United States Food and Drug Administration or other such Governmental Authority with an ongoing corrective action plan with which the Credit Parties are in compliance in all material respects and which has not been rejected by the United States Food and Drug Administration or other such Governmental Authority, or (ii) correct or otherwise resolve all issues set forth in such warning letter to the satisfaction of the United States Food and Drug Administration or other such Governmental Authority; or

(w) the United States Food and Drug Administration or any other Governmental Authority having jurisdiction over the Credit Parties or any of their products, shall seize or enjoin the shipment of (i) human blood plasma distributed, marketed or sold by the Credit Parties or (ii) any Cinryze™ manufactured, distributed, marketed or sold by the Credit Parties (in each case, whether directly or through one or more third-parties pursuant to a license, distribution, marketing, collaboration, joint venture or similar agreement); or

(x) the receipt of any reports of adverse events, failures or limitations of the efficacy of any Cinryze™ that result in modifications to such product or such product labeling in a manner that materially restricts the approved use or marketing of such product (as set forth in the BLAs), including shipment, distribution or shelf life (expiration dating) of such product; or

(y) the United States Food and Drug Administration or any other Governmental Authority having jurisdiction over the Credit Parties or any their products, shall take action as a result of reports of adverse events, failures or limitations of efficacy of any Cinryze™ or blood plasma of the Credit Parties, or as a result of any other event, either by request or requirement, that imposes additional material restrictions as to approved use or marketing of such product (as set forth in the BLAs), including shipment, distribution or shelf-life (expiration dating) of such product;

then, and in every such event (other than an event described in clause (g) or (h) of this Section 8.1), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) notify the Borrowers that the outstanding principal of the Term Loans shall bear interest at the Post-Default Rate, and thereupon the outstanding principal of the Term Loans shall bear interest at the Post-Default Rate, provided, however, that upon the Borrowers’ cure of such default the Term Loans shall cease to accrue interest at the Post-Default Rate, (iii) declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and (iv) the Agent and the Lenders may exercise all of the rights as secured party and mortgagee hereunder or under the other Loan Documents; and in case of any event with respect to the Credit Parties described in clause (g) or (h) of this Section 8.1, the Commitments shall automatically terminate, the principal of the Term Loans then outstanding shall automatically bear interest at the Post-Default Rate, the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, the Agent and the Lenders shall be permitted to exercise such rights as secured party and mortgagee hereunder or under the other Loan Documents to the extent permitted by applicable law.

ARTICLE 9

The Agent

9.1 Appointment and Authorization. Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent as the exclusive party to take any and all actions on its behalf and to have exclusive authority to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

9.2 Agent’s Rights as Lender. The Agent shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise the same as though it were not the Agent, and such institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

9.3 Duties As Expressly Stated. The Agent shall have no duty or obligation except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as is required hereunder with respect to such action), and (c) except as expressly set forth herein and in the other Loan Documents, the Agent shall not have any duty to disclose, or shall be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates or Approved Funds in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is required hereunder with respect to such action) or all of the Lenders if expressly required, or in the absence of its own gross negligence or willful misconduct. The Agent shall not be deemed to have knowledge of any Default other than a Default of the types specified in Section 8.1(a) unless and until written notice thereof is given to the Agent by the Borrowers or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in, or in connection with, this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan Documents or in connection herewith of therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent. The Agent shall not, except to the extent the Agent expressly instructed by the Required Lenders with respect to collateral security hereunder and under the other Loan Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law.

9.4 Reliance By Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (it being understood that this provision shall not release the Agent from performing any action with respect to the Borrowers expressly required to be performed by it pursuant to the terms hereof) under this Agreement. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.

9.5 Action Through Sub-Agents. The Agent may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to its activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Agent.

9.6 Resignation of Agent and Appointment of Successor Agent. Subject to the appointment and acceptance of a successor Agent, as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Credit Parties. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Credit Parties, to appoint a successor Agent. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after such retiring Agent gives notice of its resignation, then such retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank or other financial institution with an office in Boston, Massachusetts or New York, New York, or an Affiliate of any such bank or other financial institution. Upon the acceptance of its appointment as Agent hereunder, by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

9.7 Lenders’ Independent Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder. Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter. The Agent shall not be deemed a trustee or other fiduciary on behalf of any party.

9.8 Indemnification. Each Lender agrees to indemnify and hold harmless the Agent (to the extent not reimbursed under Section 10.3, but without limiting the obligations of the Borrowers under Section 10.3), ratably in accordance with the aggregate principal amount of the respective Commitments of and/or Term Loans held by the Lenders (or, if all of the Commitments shall have been terminated or expired, ratably in accordance with the aggregate outstanding amount of the Term Loans held by the Lenders), for any and all liabilities (including pursuant to any Environmental Law), obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including reasonable attorney’s fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of any Loan Document or any other documents contemplated by or referred to therein for any action taken or omitted to be taken by the Agent under or in respect of any of the Loan Documents or other such documents or the transactions contemplated thereby (including the costs and expenses that the Borrowers are obligated to pay under Section 10.3, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party to be indemnified. The agreements set forth in this Section 9.8 shall survive the payment of all Term Loans and other obligations hereunder and shall be in addition to and not in lieu of any other indemnification agreements contained in any other Loan Document.

9.9 Consents Under Other Loan Documents. Except as otherwise provided in this Agreement and the other Loan Documents, the Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the other Loan Documents.

ARTICLE 10

Miscellaneous

10.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telephonic facsimile (fax), as follows:

(a) if to any Credit Party, Lev Pharmaceuticals, Inc. 675 Third Avenue, Suite 2200, New York, New York 10017, Attention: Judson Cooper (Fax no. 212-682-2559) with a copy to, Becker & Poliakoff LLP, Attention: Michael A. Goldstein (Fax no. 212-557-0295);

(b) if to the Agent, to Mast Capital Management, LLC, 535 Boylston Street, Boston, Massachusetts 02116, Attention: John S. Ehlinger (Fax no. 617-247-7985), with a copy to Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts 02199-7613, Attention: David L. Ruediger (Fax no. 617-227-4420); and

(c) if to any Lender, to it at its address (or fax number) set forth under its signature hereof.

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

10.2 Waivers; Amendments.

(a) No failure or delay by the Agent or the Lenders in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party or Subsidiary therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Agent with the written consent of the Required Lenders and the Agent; provided that no such agreement shall:

(i)  increase the Commitment of any Lender without the written consent of such Lender and the Agent;

(ii)  reduce the principal amount of any Term Loan or reduce the rate of interest thereon (other than the decision not to charge, or to cease to charge, interest at the Post-Default Rate), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii)  postpone the scheduled date of payment of the principal amount of any Term Loan other than mandatory prepayments of the Term Loans required under Section 2.4(b), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, change the maturity date of any Term Loan, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;

(iv)  except as expressly set forth in clause (ix) below, change the application of prepayments, or change the pro rata sharing of payments, without in each case the written consent of each Lender;

(v)  alter the rights or obligations of the Borrowers to prepay Term Loans (other than mandatory prepayments of Term Loans under Section 2.4(b)) without the written consent of each Lender;

(vi)  change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender;

(vii)  release any of the Guarantors from its obligations in respect of its Guarantee under Article 3 or release any material portion of the Collateral (or terminate any Lien with respect thereto), except as expressly permitted in this Agreement, without the written consent of each Lender;

(viii)  waive any of the conditions precedent specified in Section 5.1 without the written consent of each Lender and the Agent; or

(ix)  subordinate the Term Loans to any other Indebtedness, without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent.

(c) Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrowers to satisfy a condition precedent to the making of the Term Loans shall be effective against the Lenders unless the Required Lenders shall have concurred with such waiver or modification.

10.3 Expenses; Indemnity: Damage Waiver.

(a) The Credit Parties jointly and severally agree to pay, or reimburse the Agent or the Lenders, as applicable, for paying, (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of Special Counsel, in connection with the syndication of the Term Loans provided for herein, preparation of this Agreement and the other Loan Documents and incurred prior to the Closing Date, after giving credit to the Borrowers for amounts previously paid and subject to a maximum amount of $100,000 (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Agent or any Lender, including the reasonable fees, charges and disbursements of one counsel for the Agent or any Lender, in connection with any amendments, modifications or waivers of the provisions hereof or thereof or for obtaining and perfecting security interests in any of the Collateral after the Closing Date, (iii) all reasonable out-of-pocket expenses incurred by the Agent or any Lender, including the reasonable fees, charges and disbursements of one counsel for the Agent or any Lender, in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, including their rights under this Section 10.3, or in connection with the Term Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof, and (iv) all Other Taxes levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document or any other document referred to therein.

(b) The Credit Parties jointly and severally agree to indemnify the Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee and settlement costs, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or any other transactions contemplated hereby or thereby, (ii) any Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by any Credit Party or any Subsidiary, or any Environmental Liability related in any way to any Credit Party or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) If any indemnified person is entitled to indemnification hereunder, such Indemnitee shall give prompt notice to the Credit Parties of any claim, litigation, investigation or proceeding against the Indemnitees brought by any third party with respect to which such Indemnitee seeks indemnification pursuant hereto; provided, however, that the failure so to notify the Credit Parties shall not relieve the Credit Parties from any obligation or liability except to the extent the Credit Parties are prejudiced by such failure. The Credit Parties shall have the right, exercisable by giving written notice to an Indemnitee promptly after the receipt of written notice from such Indemnitee of such claim, litigation, investigation or proceeding, to assume, at the expense of the Credit Parties, the defense of any such claim, litigation, investigation or proceeding with counsel reasonably satisfactory to such Indemnitees. In the event the Credit Parties elect not to assume the defense of such claim, litigation, investigation or proceeding, and there is more than one Indemnitee, the Credit Parties shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnitees, regardless of the number of Indemnitees. The Indemnitees will not be subject to any liability for any settlement made without its or their consent (but such consent will not be unreasonably withheld), unless such settlement includes as an unconditional term thereof the giving by claimant or plaintiff to such Indemnitees or persons of a release from all liability in respect of such claim, litigation, investigation or proceeding.

(d) To the extent permitted by applicable law, none of the Credit Parties shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Term Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor and delivery to the Credit Parties of copies of all relevant invoices, receipts or other evidence reasonably requested by the Credit Parties.

10.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Required Lenders and the Agent (and any attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Each Lender may at any time and from time to time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it); provided that for any assignment:

(i)  except in the case of an assignment of a Term Loan to a Lender that holds a Term Loan prior to such assignment or an Affiliate of such a Lender or an Approved Fund (in which case, the assignee and assignor Lenders shall give notice of the assignment to the Agent), the Borrowers and the Agent (and, in the case of an assignment of all or a portion of a Commitment) each must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned),

(ii)  except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, shall not be less than $1,000,000 unless the Borrowers and the Agent otherwise consent,

(iii)  each Lender shall assign its Commitment and Term Loan in the same proportions, such that after giving effect to such assignment, the Assignor’s Applicable Percentage of the Total Commitment shall be the same as the Assignor’s Applicable Percentage of the outstanding Term Loan, and the Assignee’s Applicable Percentage of the Total Commitment shall be the same as the Assignee’s Applicable Percentage of the outstanding Term Loan,

(iv)  the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, and, unless such assignment is to a Lender or its Affiliate or Approved Fund, shall pay a processing and recordation fee of $3,500, and

(v)  the assignee, if it shall not be a Lender, shall deliver to the Agent such other documents and information as reasonably requested by the Agent;

provided further that any consent of the Borrowers otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing or in the event of an assignment to an existing Lender.

(c) Upon acceptance and recording pursuant to paragraph (e) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 10.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with paragraph (b) of this Section 10.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(d) The Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Boston, Massachusetts a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, such other documents and information as are requested by the Agent, the processing and recordation fee referred to in paragraph (b) of this Section 10.4 and any written consent to such assignment required by paragraph (b) of this Section 10.4, the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) Any Lender may, without the consent of or notice to the Borrowers or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.2(b), or in Section 11.2(c), that affects such Participant.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) Anything in this Section 10.4 to the contrary notwithstanding, no Lender may assign or participate any interest in any Term Loan held by it hereunder to any Credit Party or any of its Affiliates or Subsidiaries without the prior consent of each Lender and the Agent.

(i) A Lender may furnish any information concerning any Credit Party or any Subsidiary in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) subject, however, to and so long as the recipient agrees in writing to be bound by, the provisions of Section 10.13. In addition, the Agent may furnish any information concerning any Credit Party or any Subsidiary or any Affiliate in the Agent’s possession to any Affiliate of the Agent, subject, however, to the provisions of Section 10.13. The Credit Parties shall assist any Lender in effectuating any assignment or participation pursuant to this Section 10.4 in whatever manner such Lender reasonably deems necessary, including participation in meetings with prospective transferees.

10.5 Survival. All covenants, agreements, representations and warranties made by the Credit Parties and Subsidiaries herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Term Loan or any fee or any other Obligation payable under this Agreement or the other Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.6 and 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

10.6 Counterparts; Integration; References to Agreement; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Whenever there is a reference in any Loan Document or UCC Financing Statement to the “Credit Agreement” to which the Agent, the Lenders and the Credit Parties are parties, such reference shall be deemed to be made to this Agreement among the parties hereto. Except as provided in Article 5, this Agreement shall become effective when it shall have been executed by the Agent and Lenders and when the Lenders shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.8 Right of Setoff. Each Credit Party hereby grants to the Agent and each Lender that from time to time maintains any deposit accounts, holds any funds or otherwise becomes indebted to the Credit Parties a security interest in all deposits (general or special, time or demand, provisional or final) and funds at any time held and other indebtedness at any time owing by the Agent or any Lender to or for the credit or the account of any Credit Party as security for the Obligations, and the Credit Parties hereby agree that if an Event of Default shall have occurred and be continuing, the Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) or other funds at any time held and other indebtedness at any time owing by the Agent or any Lender to or for the credit or the account of any Credit Party against any and all of the Obligations, irrespective of whether or not the Agent or Lenders shall have made any demand under this Agreement and although any of the Obligations may be unmatured. The rights of the Agent and each Lender under this Section 10.8 are in addition to any other rights and remedies (including other rights of setoff) which the Agent or such Lender may have.

10.9 Subordination by Credit Parties. The Credit Parties hereby agree that all present and future Indebtedness of any Credit Party to another Credit Party (“Intercompany Indebtedness”) shall be subordinate and junior in right of payment and priority to the Obligations, and each Credit Party agrees not to make, demand, accept or receive any payment in respect of any present or future Intercompany Indebtedness, including, without limitation, any payment received through the exercise of any right of setoff, counterclaim or cross claim, or any collateral therefor, unless and until such time as the Obligations shall have been indefeasibly paid in full; provided that, so long as no Default shall have occurred and be continuing and no Default shall be caused thereby, the Credit Parties may make and receive such payments. Without in any way limiting the foregoing, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, dissolution or other similar proceedings relative to any Credit Party or to its businesses, properties or assets, the Lenders shall be entitled to receive payment in full of all of the Obligations before any Credit Party shall be entitled to receive any payment in respect of any present or future Intercompany Indebtedness.

10.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the internal laws (including, without limitation, Section 5-1401 of the New York State Consolidated Laws, but otherwise without regard to the conflict of laws provisions) of the State of New York.

(b) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any U.S. federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Document any each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action, or proceeding brought in such a court or that such court is an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Party or any Subsidiary or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 10.10. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.13 Confidentiality. Notwithstanding anything otherwise set forth herein or in any other Loan Document to the contrary (other than Section 8.1(c) hereof, which the parties expressly acknowledge may require the Borrowers to provide the Agent with material, non-public information concerning Events of Default), the Agent and each Lender shall not be deemed to have requested, and the Borrowers shall not provide to the Agent or any Lender, any material, non-public information relating to Borrowers, unless the Agent and each Lender specifically requests such information in writing. In the event that the Agent or any Lender requests that the Borrowers deliver any material, non-public information relating to the Borrowers, the Borrowers shall mark such information “confidential” prior to the delivery of such information to the Agent or such Lender. The Agent and each Lender shall keep such information confidential in accordance with the Agent’s or Lender’s customary practices and shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to the Agent’s or Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or Affiliates who are advised of the confidential nature of such information or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as any of the foregoing persons agree to be bound by the provisions of this Section 10.13), (b) to the extent such information presently is or hereafter becomes available to the Agent or any Lender on a non-confidential basis from any source of such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law (including applicable securities law), regulation, subpoena or judicial order or process or requested or required by bank, securities, insurance or investment company regulators or auditors or any administrative body or commission to whose jurisdiction the Agent or such Lender may be subject (provided that notice of such requirement or order shall be promptly furnished to the Borrowers unless such notice is legally prohibited), (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender (provided that notice of such requirement shall be promptly furnished to the Borrowers), (e) to assignees or participants or prospective assignees or participants who agree to be bound by the provisions of this Section 10.13, (f) to the extent required in connection with any litigation between any Credit Party and the Agent or any Lender with respect to the Term Loans or this Agreement and the other Loan Documents or (g) with the Borrowers’ prior written consent. The Agent and each Lender is aware that, under certain circumstances, the United States securities laws may prohibit a Person who has received material, non-public information from an issuer from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities.

[Signature Page Follows]

[Signature Page to Term Loan Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS

LEV PHARMACEUTICALS, INC.

By:/s/ Joshua D. Schein
Name: Joshua D. Schein
Title: Chief Executive Officer

LEV DEVELOPMENT CORP.

By: /s/ Joshua D. Schein
Name: Joshua D. Schein
Title: Chief Executive Officer

[Signature Page to Term Loan Agreement]

AGENT

MAST CAPITAL MANAGEMENT, LLC

By: /s/ John S. Ehlinger
Name: John S. Ehlinger
Title: Partner

[Signature Page to Term Loan Agreement]

LENDERS

MAST CREDIT OPPORTUNITIES I, MASTER FUND LIMITED

By: /s/ Christopher B. Madison
Name: Christopher B. Madison
Title: Director

Address for Notices:

c/o Mast Capital Management, LLC
535 Boylston Street
Boston, MA 02116

SCHEDULES & EXHIBITS

Schedule 1.4	Designated Financial Officers
Schedule 2.1	Lenders and Commitments
Schedule 4.4	Financial Condition
Schedule 4.5(b)	Proprietary Rights
Schedule 4.5(c)	Registered Proprietary Rights
Schedule 4.5(d)	Real Property Assets
Schedule 4.6(a)	Litigation
Schedule 4.6(b)	Environmental Matters
Schedule 4.10	ERISA Compliance
Schedule 4.12	Capitalization
Schedule 4.13	Subsidiaries
Schedule 4.14(a)	Material Indebtedness
Schedule 4.14(b)	Liens
Schedule 4.18	Bank Accounts
Schedule 7.1	Indebtedness
Schedule 7.2	Liens
Schedule 7.7	Transactions with Affiliates
Schedule 7.8	Restrictive Agreements
Schedule 8.1(r)	Material Agreements

Exhibit A	Form of Loan Notice
Exhibit B-1	Form of Pre-Approval Borrowing Base Certificate
Exhibit B-2	Form of Post-Approval Borrowing Base Certificate
Exhibit B-3	Form of Post-Control Agreement Borrowing Base Certificate
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Term Note
Exhibit E	Form of Pledge and Security Agreement
Exhibit F	Form of Warrant
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Opinion of Borrowers’ Counsel